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TABLE OF CONTENTS Prospectus

Information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and they are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, PRELIMINARY PROSPECTUS SUPPLEMENT DATED APRIL 29, 2009

Filed pursuant to Rule 424(b)(5)
Registration No. 333-157998

        Prospectus Supplement To Prospectus Dated April 23, 2009

20,000,000 Shares of Common Stock

US GOLD CORPORATION

        US Gold Corporation ("US Gold" or the "Company") is offering 20,000,000 shares of our common stock, no par value per share (the "Common Stock"). See the sections entitled "The Offering," "Description of Common Stock," and "Underwriting" beginning on pages S-6, S-13 and S-14 of this prospectus supplement.

        Our Common Stock is traded on the NYSE Amex (formerly the NYSE Alternext and the American Stock Exchange) and on the Toronto Stock Exchange, in each case under the symbol "UXG." On April 28, 2009, the closing price of our Common Stock was $2.09 on the NYSE Amex and CDN$2.56 on the Toronto Stock Exchange. Our principal executive office is located at 99 George Street, 3rd Floor, Toronto, ON, Canada M5A 2N4, and our telephone number is (866) 441-0690.

        Investing in our Common Stock involves risks. For a discussion of risk factors that you should consider in investing in our Common Stock, see the sections entitled "Risk Factors" beginning on page S-8 of this prospectus supplement and page 2 of the accompanying prospectus, and in the documents incorporated by reference herein and therein.

	Per Share	Total

Public Offering Price	$	$

Underwriting Discount(1)	$	$

Proceeds, Before Expenses, to us	$	$

(1)
The Underwriters will receive no underwriting discount or commission on the shares being purchased by Robert R. McEwen, our Chairman and Chief Executive Officer. See the section entitled "The Offering" on page S-6 of this prospectus supplement.

        We have granted the Underwriters a 30-day option to purchase from us, at a price equal to the public offering price, less the underwriting discount, up to an additional 3,000,000 shares of Common Stock, to cover over-allotments, if any. See the section entitled "Underwriting" on page S-14 of this prospectus supplement.

        The Underwriters expect that the shares of Common Stock will be ready for delivery in book-entry form through the facilities of the Depository Trust Company on or about May             , 2009.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

GMP Securities L.P.	Dahlman Rose & Company

The date of this prospectus supplement is April     , 2009

        You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any free writing prospectus relating to this offering. We have not authorized any other person to provide you with different or additional information. You should not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus are an offer to sell only the shares of Common Stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus, or the documents incorporated by reference herein or therein, is current only as of their respective dates and our business, financial condition and results of operations may have changed since those dates. Information in this prospectus supplement updates and modifies the information in the accompanying prospectus and information incorporated by reference therein. To the extent that any statement made in this prospectus supplement differs from those in the accompanying prospectus, the statements made in the accompanying prospectus and the information incorporated by reference therein are deemed modified or superseded by the statements made in this prospectus supplement.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement relates to a registration statement that we filed with the United States Securities and Exchange Commission, or SEC, utilizing a shelf registration process. Under this shelf registration process, US Gold Corporation, US Gold Canadian Acquisition Corporation ("Canadian Exchange Co."), Nevada Pacific Gold Ltd. ("Nevada Pacific"), Tone Resources Limited ("Tone"), White Knight Resources Ltd. ("White Knight"), US Gold Alberta ULC, Tonkin Springs Gold Mining Company, Tonkin Springs Venture Limited Partnership, Tonkin Springs LLC, U.S. Environmental Corporation, and US Gold Holdings Corporation, may, from time to time, offer, sell and issue any of the securities or any combination of the securities described in the accompanying prospectus in one or more offerings. The accompanying prospectus provides you with a general description of the securities we may offer. This prospectus supplement contains specific information about the terms of this offering of Common Stock by US Gold Corporation. This prospectus supplement may add, update or change information contained in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus, together with the information described under the sections entitled, "Where to Find Additional Information" and "Incorporation of Certain Information by Reference" in both this prospectus supplement and the accompanying prospectus, and any additional information you may need to make your investment decision. We have also filed this prospectus supplement and the accompanying prospectus with the securities regulatory authorities in each of the provinces of Canada, except Quebec (which Canadian-filed prospectus supplement and accompanying prospectus we refer to as the Canadian Prospectus), pursuant to the multijurisdictional disclosure system implemented by the securities regulatory authorities in the United States and Canada ("MJDS"). The securities qualified under the Canadian Prospectus may be offered and sold in each of the provinces of Canada, other than Quebec, subject to any applicable securities laws.

        Prospective investors should be aware that the acquisition of the Common Stock described herein may have tax consequences both in the United States, Canada and the United Kingdom, as applicable. Such consequences for investors who are resident in, or citizens of, Canada, the United Kingdom or the United States may not be described fully in this prospectus supplement or the accompanying prospectus.

        In this prospectus supplement, unless otherwise specified or the context otherwise dictates, the terms "US Gold," the "Company," "we," "us" or "our" mean US Gold Corporation and its consolidated subsidiaries, unless it is clear that such terms refer only to US Gold Corporation. Unless otherwise stated, currency amounts in this prospectus supplement are stated in United States dollars, or "$."

        The registration statement that contains the accompanying prospectus (SEC File No. 333-157998) (including the exhibits filed with and the information incorporated by reference into the registration statement) contains additional important business and financial information about the Company and the Common Stock that is not presented or delivered with this prospectus supplement. That registration statement, including the exhibits filed with the registration statement and the information incorporated by reference into the registration statement, can be read at the SEC website or at the SEC office mentioned under the section of this prospectus supplement entitled "Where to Find Additional Information" below.

WHERE TO FIND ADDITIONAL INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials we have filed with the SEC at the SEC's public reference room at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our SEC filings also are available to the public on the SEC's Internet site at www.sec.gov. In addition, we maintain a website that contains information about us, including our SEC filings, at www.usgold.com. The information contained on our website does not constitute a part of this prospectus supplement, the accompanying prospectus, the Canadian Prospectus or any other report or documents we file with or furnish to the SEC or with the securities regulatory authorities in Canada.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Such statements are based on assumptions and expectations which may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, performance, transactions or achievements, financial and otherwise, may differ materially from the results, performance, transactions or achievements expressed or implied by the forward-looking statements.

        The risks and uncertainties of our business, including those discussed under the sections entitled "Risk Factors" beginning on page 2 of the accompanying prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed. The material assumptions in making these forward looking statements are disclosed in the accompanying prospectus under the heading "Special Note Regarding Forward-Looking Statements."

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. These forward-looking statements involve risks, uncertainties and other factors that may cause our actual results in future periods to differ materially from forecasted results. We do not undertake to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise, other than to reflect a material change in the information previously disclosed, as required by applicable law. You should review our subsequent reports filed from time to time with the SEC on Forms 10-K, 10-Q and 8-K and any amendments thereto. We qualify all of our forward-looking statements by these cautionary statements.

 INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" in this prospectus supplement and the accompanying prospectus certain information we file with the SEC, which means that we may disclose important information in this prospectus supplement and the accompanying prospectus by referring you to the document that contains the information. The information incorporated by reference is considered to be a part of this prospectus supplement and accompanying prospectus, and the information we file later with the SEC will automatically update and supersede the information filed earlier. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of the registration statement that contains the accompanying prospectus and until the offering of the securities covered thereby is completed or withdrawn; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the SEC:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2008, as amended; and

  •
  The description of our Common Stock in our Registration Statement on Form 8-A filed with the SEC on December 7, 2006.

        You may obtain copies of any of these filings by contacting us at the address and telephone number indicated below or by contacting the SEC as described above. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost, by writing or telephoning to:

US Gold Corporation
99 George St. 3rd Floor
Toronto, ON
Canada M5A 2NA
Attn: Investor Relations
(866) 441-0690

        Readers should rely only on the information provided or incorporated by reference in this prospectus supplement and the accompanying prospectus. Readers should not assume that the information in this prospectus supplement, the accompanying prospectus, or any free writing prospectus, is accurate as of any date other than the date on the front cover of the applicable document.

 THE COMPANY

  Our Business

        US Gold is engaged in the business of acquiring, exploring, and developing mineral properties in the United States, emphasizing the State of Nevada, and in Mexico. We presently hold an interest in numerous properties in Nevada and one property in Utah, as well as properties in Mexico. We were organized under the laws of the State of Colorado on July 24, 1979 under the name Silver State Mining Corporation. On June 21, 1988, we changed our name to U.S. Gold Corporation and on March 16, 2007, we changed our name to US Gold Corporation. We are currently in the exploration stage and have not generated revenue from operations since 1990.

        Our objective is to increase the value of our shares through the exploration, development, and extraction of gold, silver and other valuable minerals. We generally conduct our business as sole operator, but we may enter into arrangements with other companies through joint venture or similar agreements in an effort to achieve our strategic objectives. We own our mineral interests and property and operate our business through various subsidiary companies, each of which is owned entirely, directly or indirectly, by us.

        In June 2007, we completed three simultaneous acquisitions, significantly increasing our land position. The assets of these three companies, Nevada Pacific, Tone and White Knight, which we refer to as the Acquired Companies, included a portfolio of properties in Nevada, Utah and Mexico. As a result of these acquisitions, we now hold an interest in approximately 277 square miles in the United States, or the U.S., and approximately 1,544 square miles in Mexico.

        A majority of our Nevada properties, including our Tonkin and Gold Bar properties, are located along the Cortez Trend, in north central Nevada. We also own property, including our Limo property, on the Carlin Trend, which is located east of the Cortez Trend. Our Tonkin property produced gold for a very limited period of time from shallow deposits from 1988 to 1990. From early 1991 to early 2005, we had a series of joint venture partners that conducted exploration activities at the Tonkin property. In 2005, the last of these joint venture relationships was terminated, returning to us a 100% interest in the Tonkin property. In 2006, we commenced comprehensive exploration of our Tonkin property in an effort to identify additional mineralized material. In 2008, we identified priority drilling targets on our Tonkin, Gold Bar and Limo properties.

        Our properties in Mexico include the Magistral Mine and surrounding concessions that are located in the Sinaloa State, which we acquired in our acquisition of Nevada Pacific in 2007. The Magistral Mine consists of approximately 38 square miles of mineral concessions, plant and equipment. The mine operated and produced approximately 70,000 ounces of gold from 2002 to 2004, before it was placed on care and maintenance status in 2005 due to higher than anticipated operating costs and a lack of operating capital when gold prices were approximately $400 per ounce. The presence of this plant and equipment would allow us to reduce any lead time that will be required to return the facility to operating status, if at any time we were to determine it was economically feasible to do so. We also hold an interest in approximately 1,506 square miles of mineral concessions in the western central Mexican states of Nayarit, Sinaloa and Durango. We commenced an exploration project at the Magistral Mine and surrounding areas in 2008.

        Our principal executive office is located at 99 George Street, 3rd Floor, Toronto, Ontario, Canada M5A 2N4 and our telephone number is (866) 441-0690. We also maintain offices in Elko and Reno, Nevada. Our website is www.usgold.com. We make available our periodic reports and press releases on our web site. Our Common Stock is listed on the NYSE Amex and on the Toronto Stock Exchange ("TSX"), in each case under the symbol "UXG." Except for documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus that may be accessed from our website, the information available on or through our website is not part of this prospectus supplement or the accompanying prospectus.

  Recent Developments

        On April 28, 2009, we announced preliminary unaudited financial results for the quarter ended March 31, 2009 including a first quarter loss of between ($0.05) and ($0.06) per share (unaudited) compared to a reported loss of ($0.06) per share for the quarter ended March 31, 2008 (unaudited) and a cash balance of approximately $6.6 million and available working capital of approximately $11.1 million, each on an unaudited basis and as of March 31, 2009. Activities during the quarter ended March 31, 2009 focused on drilling the new El Gallo discovery near our Magistral mine in Mexico, and completing an updated resource estimate on our Gold Bar property in Nevada.

THE OFFERING

        The following is a brief summary of certain terms of this offering and is not intended to be complete. It does not contain all of the information that will be important to a holder of shares of our Common Stock. For a more complete description of our Common Stock, see the section of this prospectus supplement entitled "Description of Common Stock" and the section in the accompanying prospectus entitled "Description of Capital Stock."

Issuer	US Gold Corporation
Securities Offered
20,000,000 shares of Common Stock plus up to 3,000,000 additional shares of Common Stock that we will issue and sell in the event the Underwriters exercise their 30-day option to purchase additional shares of our Common Stock to cover over-allotments, if any. Our Chairman and Chief Executive Officer, Robert R. McEwen, who may be deemed to beneficially own approximately 22.4% of our Common Stock as of April 24, 2009, may purchase approximately shares of our Common Stock from the Underwriters at the public offering price on the cover page of this prospectus supplement.(1) In the event Mr. McEwen purchases shares of our Common Stock, he may be deemed to beneficially own approximately % of our Common Stock outstanding following the offering.
Shares of Common Stock to be Outstanding after the Offering	99,853,990 shares of Common Stock (102,853,990 shares of Common Stock if the Underwriters exercise their over-allotment option to purchase additional shares of Common Stock in full).(2)
Listing	Our Common Stock is listed for trading on the NYSE Amex and the Toronto Stock Exchange, in each case under the symbol "UXG."
Use of Proceeds
The net proceeds to us from the sale of Common Stock offered hereby are expected to be approximately $ ($ if the Underwriters exercise their over-allotment option to purchase additional shares of Common Stock in full) after deducting the underwriting discounts and commissions and our estimated offering expenses. We intend to use the net proceeds from this offering to fund ongoing exploration programs in Nevada and Mexico, pay property and other holding costs and for general corporate purposes, as more fully described in the section entitled "Use of Proceeds" beginning on page S-10 of this prospectus supplement.
Transfer Agent	The transfer agent for our Common Stock is Computershare Shareholder Services, Inc.

Risk Factors	See the section entitled "Risk Factors" beginning on page S-8 of this prospectus supplement and on page 2 of the accompanying prospectus, and the "Risk Factors" sections of our annual report on Form 10-K for the year ended December 31, 2008, filed on March 13, 2009, and, to the extent applicable, our quarterly reports on Form 10-Q for other information you should consider before buying our Common Stock.

(1)
Calculated assuming the conversion of all exchangeable shares of Canadian Exchange Co. held by Mr. McEwen as of April 24, 2009. Such exchangeable shares are more fully described under the section of this prospectus supplement entitled, "Description of Common Stock" on page S-13 of this prospectus supplement.

(2)
Based on 79,853,990 shares of our Common Stock outstanding as of December 31, 2008, and excludes, as of December 31, 2008:

•
2,078,794 shares of Common Stock issuable upon the exercise of stock options outstanding prior to this offering under our equity incentive and option plans, at a weighted average exercise price of $3.50 per share;

•
4,077,137 shares of Common Stock available for future grants under our equity incentive plans;

•
8,851,000 shares of Common Stock available upon the exercise of outstanding warrants; and

•
16,822,196 shares of Common Stock issuable upon the conversion of all exchangeable shares of Canadian Exchange Co. outstanding as of December 31, 2008, as more fully described under the section of this prospectus supplement entitled, "Description of Common Stock" on page S-13 of this prospectus supplement.

        To the extent that any exchangeable shares of Canadian Exchange Co. are converted into shares of Common Stock, any options or warrants are exercised, new options are issued under our equity incentive plans, or we otherwise issue additional shares of Common Stock or securities convertible into shares of Common Stock in the future, there will be further dilution to new investors.

RISK FACTORS

        Prospective investors should carefully consider the specific factors summarized below, as more fully described under the section of the accompanying prospectus entitled "Risk Factors," as well as those risk factors set forth under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2008 and, to the extent applicable, our quarterly reports on Form 10-Q which are incorporated herein by reference, together with all of the other information appearing in or incorporated by reference into this prospectus supplement.

        An investment in our Common Stock involves a high degree of risk. You should consider carefully the following risk factors, along with all of the other information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding to buy our Common Stock. These risk factors list some, but not all, of the risks and uncertainties that may have a material adverse effect on our business, our results of operations, financial condition, cash flows and the market price of our Common Stock. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also impair our business operations. If we are unable to prevent events that have a negative effect from occurring, then our business, and our results of operations, financial condition, cash flows and the market price of our Common Stock could be materially and adversely affected.

Risks Related to Our Company

  •
  We have incurred substantial losses since our inception in 1979 and may never be profitable.

  •
  The feasibility of mining any of our properties has not been established, meaning that we have not completed exploration or other work necessary to determine if it is commercially feasible to develop any of our properties.

  •
  There are differences in U.S. and Canadian practices for reporting reserves and resources.

  •
  Historical production of gold at our Tonkin or Magistral properties may not be indicative of the potential for future development or revenue.

  •
  We will require significant additional capital to continue our exploration activities and, if warranted, to develop mining operations.

  •
  The figures for our estimated resources are based on interpretation and assumptions and may yield less mineral production under actual conditions than is currently estimated.

  •
  The integration of any other acquisitions that we may pursue will present significant challenges.

  •
  Fluctuating gold prices could negatively impact our business.

  •
  Our continuing reclamation obligations at the Tonkin property and our other properties could require significant additional expenditures.

  •
  Our ongoing operations and past mining activities are subject to environmental risks, which could expose us to significant liability and delay, suspension or termination of our operations.

  •
  Our operations are subject to permitting requirements which could require us to delay, suspend or terminate our operations on our mining properties.

  •
  Our properties in Mexico are subject to changes in political conditions and regulations and crime in that country.

  •
  Title to mineral properties can be uncertain, and we are at risk of loss of ownership of one or more of our mining properties.

  •
  Legislation has been proposed that would significantly affect the mining industry.

  •
  A significant portion of the lode claims comprising our Tonkin property are subject to a lease in favor of a third party which may expire in 2011 and which provides for a 5% royalty on production.

  •
  We cannot assure you that we will have an adequate supply of water to complete desired exploration or development of our mining properties.

  •
  Our industry is highly competitive, attractive mineral lands are scarce, and we may not be able to obtain quality properties.

  •
  The nature of mineral exploration and production activities involves a high degree of risk and the possibility of uninsured losses that could materially and adversely affect our operations.

  •
  We do not insure against all risks to which we may be subject in our planned operations.

  •
  The figures for our estimated resources are based on interpretation and assumptions and may yield less mineral production under actual conditions than is currently estimated.

  •
  Variation in foreign currency exchange rates may impact our financial condition and results of operations.

  •
  We depend on a limited number of personnel and the loss of any of these individuals could adversely affect our business.

  •
  Gain recognized by non-U.S. holders and non-U.S. persons holding any interest in the Company other than solely as a creditor (including, for example, convertible debt) on the sale or other disposition of our Common Stock may be subject to U.S. federal income tax.

  •
  The laws of the State of Colorado and our Articles of Incorporation may protect our directors from certain types of lawsuits.

Risks Related to Our Common Stock

  •
  The acquisition of the Acquired Companies has and may further result in the issuance of a significant amount of additional Common Stock which may in turn depress the trading price of our Common Stock.

  •
  The exercise of outstanding options and existing warrants and the future issuances of our securities will dilute current shareholders and may reduce the market price of our Common Stock.

  •
  Our Common Stock price may be volatile and as a result you could lose all or part of your investment.

  •
  Our Chairman and Chief Executive Officer, who is also our largest shareholder, has other mining interests that may be in conflict with those of the Company or our shareholders.

  •
  A small number of existing shareholders own a significant portion of our Common Stock, which could limit your ability to influence the outcome of any shareholder vote.

  •
  We have never paid a dividend on our Common Stock and we do not anticipate paying one in the foreseeable future.

  •
  The sale of our Common Stock by existing securityholders may depress the market value of our Common Stock due to the limited trading market which exists.

 USE OF PROCEEDS

        The net proceeds from the sale of the shares of our Common Stock in this offering are estimated to be approximately $             million, based on an offering price of $            per share of Common Stock and after deducting the underwriting discounts and commissions and estimated offering expenses ($             million if the underwriters' over-allotment option is exercised in full).

        We intend to use the net proceeds of this offering to fund our ongoing exploration programs in Nevada and Mexico, to pay property and other holding costs in Nevada and Mexico and for general corporate purposes through the end of 2011. In addition, prior to 2011 it is possible that we may make a decision to recommence commercial production in either Nevada or Mexico, in which case we may curtail exploration spending to focus on capital expenditures required to start production. A preliminary estimate of the allocation of the use of proceeds described above is as follows:

Nevada exploration	$
Nevada property holding and other costs
Mexico exploration
Mexico property holding and other costs
General and administrative costs
Total	$

        Until such time as the net proceeds of this offering are used as described above, we intend to invest the net proceeds primarily in short-term U.S. and Canadian treasury bills.

 CAPITALIZATION

        The following table describes our actual capitalization as of December 31, 2008, and our capitalization on an as adjusted basis to reflect the issuance and sale of the 20,000,000 shares of Common Stock offered by this prospectus supplement at an assumed public offering price of $            , which was the last reported sale price of our Common Stock on the NYSE Amex on April                         , 2009, after deducting underwriting discounts and commissions and estimated transaction expenses payable by us (assuming no exercise of the Underwriters' over-allotment option to purchase up to 3,000,000 additional shares) and the application of the net proceeds from this offering as described under the section entitled "Use of Proceeds" above. The amount of proceeds we ultimately receive from this offering is dependent upon numerous factors and subject to general market conditions. Also, we may increase or decrease the number of shares sold in this offering. Accordingly, the amounts shown in the "As Adjusted" column may differ from those shown below. This information should be read in conjunction with, and is qualified in its entirety by, the audited consolidated financial statements and schedules and notes thereto included in our annual report on Form 10-K for the year ended December 31, 2008, incorporated by reference in this prospectus supplement. Figures are in thousands except per share data.

	As of December 31, 2008
	Actual	As Adjusted
Shareholders' equity:
Common Stock: no par value, 250,000,000 shares authorized; 79,853,990 shares issued and outstanding as of December 31, 2008; shares issued and outstanding as adjusted	$454,052,052
Exchangeable: 16,822,196 shares issued and outstanding as of December 31, 2008 and as adjusted
Warrants for stock purchase	—	—
Accumulated deficit	(270,576,708)	(270,576,708)
Accumulated other comprehensive loss	(281,426)	(281,426)

Total shareholders' equity	183,193,918

Total Capitalization	$183,193,918

SELECTED FINANCIAL DATA

        This table includes selected historical financial data of US Gold. You should read carefully the consolidated financial statements, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included in our annual report on Form 10-K for the year ended December 31, 2008. The selected financial data in this table is not intended to replace the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2008, which are incorporated by reference herein. Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in the U.S., which differ in certain respects from generally accepted accounting principles in Canada. Therefore our financial data contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus may not be comparable to the financial data of Canadian companies.

	Year Ended December 31,
	2008	2007	2006	2005	2004
	(US$ in thousands except share data)
Operating data
Net loss from operations(1)	$(21,083)	$(32,290)	$(75,178)	$(4,040)	$(833)
Other (expenses) income(2)	(110,874)	3,423	2,528	1,049	39
Net loss(1)(2)	(131,111)	(28,546)	(72,650)	(2,991)	(794)
Basic and diluted loss per share	$(1.36)	$(0.35)	$(1.82)	$(0.12)	$(0.04)
Weighted average shares	96,640,874	81,955,119	39,891,413	25,931,172	20,028,173
Balance sheet data
Cash and cash equivalents	$10,300	$30,929	$50,922	$678	$75
Property and equipment, net	4,409	4,769	742	53	104
Mineral property interests	251,192	253,689	—	—	—
Goodwill	—	107,017	—	—	—
Other assets	11,776	12,265	7,735	4,810	1,256

Total assets	$277,677	$408,669	$59,399	$5,541	$1,435
Current liabilities	$1,278	$987	$3,403	$1,791	$35
Long-term obligations	—	—	—	16	570
Deferred income tax liability	87,341	88,187	—	—	—
Other long-term liabilities and deferred gain	5,864	5,574	3,511	1,201	—
Shareholders' equity	183,194	313,921	52,485	2,533	830

Total liabilities and shareholders' equity	$277,677	$408,669	$59,399	$5,541	$1,435

(1)
Includes a non-recurring, non-cash expense of $51.7 million relating to derivative instrument liability in 2006.

(2)
Includes a non-recurring, non-cash expense of $107.0 million relating to the write down of the goodwill in 2008.

 DESCRIPTION OF COMMON STOCK

        Our Common Stock is traded on the NYSE Amex and the TSX, in each case under the symbol "UXG." We are authorized to issue 250,000,000 shares of Common Stock. As of April 24, 2009, 80,599,710 shares of our Common Stock were outstanding, and the closing price of our Common Stock was $2.15 on the NYSE Amex and CDN$2.56 on the Toronto Stock Exchange.

        The holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders, including the election of directors. Cumulative voting for directors is not permitted. Accordingly, the holders of a majority of the shares of Common Stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose. Subject to preferences that may be applicable to any then outstanding preferred stock of the Company, holders of Common Stock are entitled to receive ratably those dividends, if any, as may be declared by the board of directors out of legally available funds. Upon our liquidation, dissolution or winding up, the holders of Common Stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities, subject to the prior rights of any preferred stock of the Company then outstanding. Holders of Common Stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking funds provisions applicable to the Common Stock. Our Articles of Incorporation and Bylaws do not include any provision that would delay, defer or prevent a change in control of our Company. However, pursuant to the laws of the State of Colorado, certain significant transactions would require the affirmative vote of a majority of the shares eligible to vote at a meeting of shareholders which requirement could result in delays to or greater cost associated with a change in control of the Company.

        In connection with our June 2007 acquisitions of the Acquired Companies, our Canadian subsidiary, Canadian Exchange Co., issued exchangeable shares, which are exchangeable on a one-for-one basis at any time at the option of the holder of the exchangeable shares into shares of our Common Stock, subject to certain retraction and liquidation call rights, as more fully described under the section entitled "Description of Capital Stock—Exchangeable Shares" beginning on page 28 of the accompanying prospectus. As of April 24, 2009, there were 16,076,476 exchangeable shares outstanding.

        In connection with the issuance of the exchangeable shares, we created and issued one share (the "Special Voting Share") of Series A Special Voting Preferred Stock, which is held by a trustee under a voting and trust agreement and will be outstanding so long as any of the exchangeable shares are outstanding. The Special Voting Share entitles the holder thereof to an aggregate number of votes equal to the number of exchangeable shares of Canadian Exchange Co. issued and outstanding from time to time and which are not owned by US Gold or any company, more than 50% of the outstanding stock of which is owned, directly or indirectly, by US Gold, by one or more of our other subsidiaries, or by US Gold and one or more of our other subsidiaries. As of April 24, 2009, the Special Voting Share was entitled to 16,076,476 votes, based upon 16,076,476 exchangeable shares of Canadian Exchange Co. outstanding on such date, which are not owned by US Gold. Except as otherwise provided in the accompanying prospectus or by law, the holder of the Special Voting Share and the holders of our Common Stock shall vote together as one class on all matters submitted to a vote of our shareholders. The holder of the Special Voting Share shall have no special voting rights, and its consent shall not be required, except to the extent it is entitled to vote with the holders of shares of our Common Stock for taking any corporate action. The Special Voting Share is more fully described under the section entitled "Description of Capital Stock—Series A Special Voting Preferred Stock" beginning on page 28 of the accompanying prospectus.

 UNDERWRITING

        We, GMP Securities L.P. (through its Agent Affiliate in the U.S., Griffiths McBurney Corp.), and Dahlman Rose & Company, LLC, whom we refer to collectively as the Underwriters, and each as an Underwriter, have entered into an underwriting agreement with respect to the shares of Common Stock being offered by us. Subject to the terms and conditions of the underwriting agreement, each Underwriter has agreed to severally purchase from us, the following number of shares of Common Stock at an offering price less the underwriting discount set forth on the cover page of this prospectus supplement.

Underwriter	Number of Shares
GMP Securities L.P.
Dahlman Rose & Company, LLC

Total	20,000,000

        The Underwriters have generally agreed to purchase all of the shares of Common Stock sold under the underwriting agreement if any of the shares are purchased, other than shares covered by the over-allotment option described below. The underwriting agreement provides that the Underwriters' obligation to purchase shares of Common Stock depends on the satisfaction of the conditions contained in the underwriting agreement including:

  •
  the representations and warranties made by us to the Underwriters are true;

  •
  there is no material change in our business; and

  •
  we deliver customary closing documents to the Underwriters.

        Additionally, the obligations of the Underwriters under the underwriting agreement may be terminated at either Underwriter's discretion upon the occurrence of certain stated events. We have agreed to indemnify each Underwriter and its directors, officers, shareholders, agents and employees against certain liabilities and expenses, including liabilities under the Securities Act. We have also agreed to contribute to payments each Underwriter may be required to make in respect of such liabilities.

        We have granted the Underwriters an over-allotment option exercisable for 30 days from the date of the underwriting agreement to purchase a total of up to 3,000,000 shares of Common Stock being offered hereby, at the public offering price per Common Share, less the underwriting discount. The Underwriters may exercise this over-allotment option solely to cover any over-allotments, if any, made in connection with this offering. To the extent the Underwriters exercise this over-allotment option in whole or in part, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares of Common Stock approximately proportionate to that Underwriter's initial commitment amount reflected in the above table.

        The Underwriters have advised us that they propose initially to offer the shares of Common Stock to the public at the public offering price on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $                        per share. The Underwriters may allow, and the dealers may re-allow, a discount not in excess of $            per share to other dealers. After the offering, the offering price and other selling terms may be changed. The Underwriters may receive from purchasers of the Common Stock normal brokerage commissions in amounts agreed with such purchasers.

        The following table shows the per share and total underwriting discounts and commissions to be paid to the Underwriters by US Gold. The information assumes either no exercise or full exercise by the Underwriters of their over-allotment option to purchase additional shares of Common Stock.

	Without Option	With Option
Per Share	$	$
Total	$	$

        Our Chairman and Chief Executive Officer, Robert R. McEwen, who may be deemed to beneficially own approximately 22.4% of our Common Stock as of April 24, 2009 (assuming the conversion of all exchangeable shares of Canadian Exchange Co. held by Mr. McEwen as of April 24, 2009), may purchase approximately                        shares of our Common Stock from the Underwriters at the public offering price on the cover page of this prospectus supplement. In the event Mr. McEwen purchases                        shares of our Common Stock, he may be deemed to beneficially own approximately            % of our Common Stock outstanding following the offering.

        The Company, its directors and executive officers have agreed to certain lock-up provisions with regard to future sales of our Common Stock for a period of 90 days after the closing of this offering as set forth in the underwriting agreement.

        In connection with the offering, the Underwriters may purchase and sell Common Stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by an Underwriter of a greater number of shares than it is required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the Underwriter's over-allotment option to purchase additional shares of Common Stock from us in the offering. The Underwriter may close out any covered short position by either exercising its over-allotment option to purchase additional shares or purchasing shares in the open market. In determining the source of shares of Common Stock to close out the covered short position, the Underwriter will consider, among other things, the price of Common Stock available for purchase in the open market as compared to the price at which it may purchase additional shares of Common Stock pursuant to the over-allotment option granted to it. "Naked" short sales are any sales in excess of such over-allotment option. The Underwriter must close out any naked short position by purchasing shares of Common Stock in the open market. A naked short position is more likely to be created if the Underwriter is concerned that there may be downward pressure on the price of the Common Stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Common Stock made by the Underwriter in the open market prior to the completion of the offering.

        Purchases to cover a short position and stabilizing transactions, as well as other purchases by the Underwriters for their own accounts, may have the effect of preventing or delaying a decline in the market price of our shares of our Common Stock, and may stabilize, maintain or otherwise affect the market price of our Common Stock. As a result, the price of our Common Stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE Amex or the TSX, in the over-the-counter market or otherwise.

        This prospectus supplement and the accompanying prospectus in electronic format may be made available on Internet sites or through other online services maintained by one or more of the Underwriters of this offering, or by their affiliates. Other than any prospectus supplement and the accompanying prospectus made available in electronic format in this manner, the information on any website containing this prospectus supplement and the accompanying prospectus is not part of this prospectus supplement, the accompanying prospectus, the registration statement of which this prospectus supplement forms a part, or the Canadian Prospectus, and such information has not been approved or endorsed by us or any Underwriter in such capacity and should not be relied on by prospective investors.

        The underwriting agreement will be included as an exhibit to our current report on Form 8-K that will be filed with the SEC in connection with the consummation of this offering.

        We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, and assuming no exercise of the Underwriters' over-allotment option, will be approximately $400,000.

NOTICE TO INVESTORS

        This offering is being made concurrently in the U.S., in all of the provinces of Canada, except Quebec (the "Canadian Jurisdictions"), pursuant to the MJDS and in the United Kingdom. The Common Stock will be offered in the United States, the Canadian Jurisdictions and the United Kingdom through the Underwriters, either directly or through their respective U.S., Canadian or United Kingdom registered broker-dealer affiliates.

United Kingdom

        This prospectus supplement and the accompanying prospectus is only being distributed to and is directed only at (1) persons who are outside the United Kingdom, (2) persons in the United Kingdom who have professional experience in matters relating to investments falling within the definition of "investment professionals" in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order"), (3) high net worth bodies corporate, unincorporated associates and partnerships and trustees of high valued trusts, as described in Article 49(2)(a) to (d) of the Order or (4) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as "Relevant Persons"). This prospectus supplement and the accompanying prospectus is directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons. Without limitation to the other restrictions referred to herein, any investment or investment activity to which this prospectus supplement relates is available only to and any invitation, offer, or agreement to subscribe, purchase or otherwise acquire securities hereby will be engaged in only with, Relevant Persons, and persons within the United Kingdom other than Relevant Persons who receive this communication should not rely or act upon this communication.

        This prospectus supplement and the accompanying prospectus and its contents are confidential and may not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
FOR NON-U.S. HOLDERS

        The following is a summary of the material United States federal income tax consequences to non-U.S. holders (defined below) of the ownership and disposition of the shares of Common Stock purchased in the offering.

        As used herein, "non-U.S. holders" are beneficial owners of the shares of our Common Stock purchased in the offering, other than partnerships, that are not U.S. holders. "U.S. holders" are beneficial owners of the shares of our Common Stock purchased in the offering that are, for United States federal income tax purposes, (1) individual citizens or residents of the United States, (2) corporations created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia, (3) estates, the income of which is subject to United States federal income taxation regardless of its source, or (4) trusts if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more United States persons have the authority to control all substantial decisions of the trust. In addition, certain trusts in existence on August 20, 1996 and treated as United States persons prior to such date may also be treated as U.S. holders.

        If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of the shares of our Common Stock purchased in the offering, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the United States federal income tax consequences of owning and disposing of our Common Stock.

        This summary does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances. For example, it does not deal with special classes of holders, such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies or tax-exempt investors. This summary is limited to holders that hold our Common Stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). It also does not discuss the shares of our Common Stock purchased in the offering held as part of a hedge, straddle, conversion, "synthetic security" or other integrated transaction. This summary also does not address the tax consequences to (i) persons that have a functional currency other than the U.S. dollar, (ii) certain U.S. expatriates or (iii) shareholders or beneficiaries of a holder of such shares of Common Stock. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to such shares of Common Stock. This summary is based on Code and the United States Treasury regulations promulgated thereunder, and administrative and judicial decisions, all as in effect on the date hereof, all of which are subject to change or differing interpretations, possibly on a retroactive basis. There can be no assurance that the Internal Revenue Service will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the Internal Revenue Service with respect to the United States federal income tax consequences of the ownership and disposition of such shares of Common Stock.

        YOU SHOULD CONSULT WITH YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME, FRANCHISE, PERSONAL PROPERTY, ESTATE, GIFT, TRANSFER AND ANY OTHER TAX CONSEQUENCES (INCLUDING ANY ASSOCIATED REPORTING REQUIREMENTS) OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE EFFECT OF ANY TREATIES ON THE FOREGOING OR OTHERWISE.

Our Common Stock

        The rules governing United States federal income taxation of the acquisition, ownership and disposition, by a non-U.S. holder of our Common Stock are complex and no attempt is made herein to provide more than a summary of such rules.

Distributions

        If distributions are paid on shares of our Common Stock, the distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent a distribution exceeds our current or accumulated earnings and profits, it will constitute a return of capital that is applied against and reduces, but not below zero, the adjusted tax basis of your shares in our Common Stock. Any remainder will constitute gain from the sale or exchange of the Common Stock, the treatment of which is described below under the section entitled "—Sale or Exchange of Common Stock." Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at the rate of

30% or such lower rate as may be specified by an applicable income tax treaty, the benefits of which may be available to a non-U.S. holder. If the dividend is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States, and, if an applicable tax treaty requires, is also attributable to a U.S. permanent establishment maintained by such non-U.S. holder, the dividend will not be subject to any withholding tax, provided certain certification requirements are satisfied (as described below), but will be subject to U.S. federal income tax imposed on net income on the same basis that applies to U.S. persons generally. A corporate non-U.S. holder under certain circumstances also may be subject to an additional branch profits tax equal to 30%, or such lower rate as may be specified by an applicable income tax treaty, the benefits of which may be available to a non-U.S. holder, on a portion of its effectively connected earnings and profits for the taxable year.

        Non-U.S. holders should consult their own tax advisors regarding the potential applicability of any income tax treaty in their particular circumstances.

        To claim the benefit of a tax treaty or to claim exemption from withholding because the income is effectively connected with the conduct of a trade or business in the United States, a non-U.S. holder must provide a properly executed Internal Revenue Service Form W-8BEN for treaty benefits or Form W-8ECI for effectively connected income, or such successor forms as the Internal Revenue Service designates, prior to the payment of dividends. These forms must be periodically updated. Non-U.S. holders generally may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund.

Sale or Exchange of Common Stock

        A non-U.S. holder generally will not be subject to United States federal income tax and, in certain cases, withholding tax on the sale, exchange or other disposition of our Common Stock received in the offering unless (1) the gain is effectively connected with a United States trade or business of the non-U.S. holder and, if an applicable tax treaty requires, is also attributable to a U.S. permanent establishment maintained by such non-U.S. holder, (2) in the case of a non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either (A) such holder has a "tax home" in the United States or (B) income from such disposition is attributable to an office or other fixed place of business maintained by such holder in the United States, or (3) US Gold is or has been a "U.S. real property holding corporation," or "USRPHC," as defined for United States federal income tax purposes. Generally, a U.S. corporation is a USRPHC if at least 50% of the value of the real property and certain other assets consists of "U.S. real property interests." We believe that we currently are a USRPHC and that there is a substantial likelihood that we will continue to be a USRPHC. Notwithstanding the foregoing, so long as our Common Stock is regularly traded on an established securities market, under applicable Treasury regulations, non-U.S. holders who have never beneficially owned more than 5% of our Common Stock generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange or redemption of Common Stock solely because we are or have been a USRPHC.

        If a non-U.S. holder falls under clause (1) or (3) above, such holder generally will be taxed on the net gain derived from a sale in the same manner as U.S. persons generally, and, in the case of (3) above, generally will be subject to a 10% withholding tax applied to the gross proceeds received. Any amount withheld as discussed above may be applied as a credit against the non-U.S. holder's substantive United States federal income tax liability. If an individual-non-U.S. holder falls under clause (2) above, such individual generally will be subject to a flat 30% tax on the gain derived from a sale, which may be offset by certain United States capital losses (notwithstanding the fact that such individual is not considered a resident of the United States). Individual non-U.S. holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year in which they contemplate a sale of Common Stock are urged to consult their tax advisors as to the tax consequences of such sale. In addition, if a corporate non-U.S. holder falls under clause (1) above, it may be subject to an additional branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

        Non-U.S. holders should consult their own tax advisors regarding the potential applicability of any income tax treaty in their particular circumstances.

Information Reporting and Backup Withholding Tax

        Information reporting and backup withholding (currently at a 28% rate) may apply to dividends paid with respect to our Common Stock and to proceeds from the sale or other disposition of our Common Stock. In certain circumstances, non-U.S. holders may avoid information reporting and backup withholding if they certify under penalties of perjury as to their status as non-U.S. holders or otherwise establish an exemption and certain other requirements are met. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

        Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules from a payment to a non-U.S. holder generally may be refunded or credited against the non-U.S. holder's U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the Internal Revenue Service.

        THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO ALL TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, AND THE POSSIBLE EFFECTS OF ANY CHANGES THEREIN.

LEGAL MATTERS

        Certain legal matters related to U.S. law in connection with the Common Stock offered hereby will be passed upon on behalf of the Company by Hogan & Hartson L.L.P. and on behalf of the Underwriters by Troutman Sanders LLP. Certain legal matters relating to Canadian law in connection with the Common Stock offered hereby will be passed upon on behalf of the Company by Fraser Milner Casgrain LLP.

EXPERTS

        Our financial statements as of December 31, 2008 and for the three years then ended incorporated by reference in this prospectus supplement and the accompanying prospectus have been included in reliance on (i) the report of KPMG LLP, Toronto, Canada with respect to financial statements as of December 31, 2008, and for the year ended December 31, 2008, (ii) KPMG LLP, Denver, Colorado with respect to financial statements as of December 31, 2007, and for the year ended December 31, 2007, and (iii) Stark Winter Schenkein & Co., LLP with respect to financial statements for the year ended December 31, 2006, our independent registered public accounting firms for such years. These financial statements have been incorporated by reference herein, and have been included upon the authority of said firms as experts in accounting and auditing.

        The technical information relating to our Tonkin property, Gold Pick-Gold Ridge Project and Palmarito Project, including the estimate of mineralized material in place therein, have been incorporated into this prospectus supplement in reliance on the reports of Ore Reserves

Engineering Inc., Telesto Nevada Inc. and Pincock, Allen & Holt, respectively, each experts in mining and metallurgical matters.

LIMITATIONS OF LIABILITY AND INDEMNIFICATION MATTERS

        We have entered into indemnification agreements with each of our executive officers and directors which provide that we must indemnify, to the fullest extent permitted by the laws of the State of Colorado, but subject to certain exceptions, any of our directors or officers who are made or threatened to be made a party to a proceeding, by reason of the person serving or having served in their capacity as an executive officer or director with us. We may also be required to advance expenses of defending any proceeding brought against them while serving in such capacity.

        Our Articles of Incorporation and Bylaws provide that we must indemnify, to the fullest extent permitted by the laws of the State of Colorado, any of our directors, officers, employees or agents made or threatened to be made a party to a proceeding, by reason of the person serving or having served in a capacity as such, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain standards are met.

        The Colorado Business Corporation Act, or the CBCA, allows indemnification of directors, officers, employees and agents of a company against liabilities incurred in any proceeding in which an individual is made a party because he or she was a director, officer, employee or agent of the company if such person conducted himself in good faith and reasonably believed his actions were in, or not opposed to, the best interests of the company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A person must be found to be entitled to indemnification under this statutory standard by procedures designed to assure that disinterested members of the board of directors have approved indemnification or that, absent the ability to obtain sufficient numbers of disinterested directors, independent counsel or shareholders have approved the indemnification based on a finding that the person has met the standard. Indemnification is limited to reasonable expenses. At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted.

        Our Articles of Incorporation limit the liability of our directors to the fullest extent permitted by the CBCA. Specifically, our directors will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for: (1) any breach of the duty of loyalty to us or our shareholders, (2) acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law, (3) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (4) violations of certain laws, or (5) any transaction from which the director derives an improper personal benefit. Liability under federal securities law is not limited by our Articles of Incorporation.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PROSPECTUS

US GOLD CORPORATION

$200,000,000

Debt Securities (which may be guaranteed by one or more of our Co-Registrants)
Common Stock
Warrants
Subscription Rights
Subscription Receipts

        This prospectus relates to the offer and sale from time to time by US Gold Corporation of debt securities (which may be guaranteed by one or more of our Co-Registrants), Common Stock, warrants to purchase debt securities or Common Stock which we refer to as debt warrants and warrants, respectively, subscription rights to purchase shares of Common Stock, debt warrants or warrants, and subscription receipts that may be exchanged for debt securities, Common Stock, debt warrants or warrants. We refer to our debt securities (which may be guaranteed by one or more of our Co-Registrants), Common Stock, debt warrants, warrants, subscription rights and subscription receipts collectively as the securities.

        This prospectus describes some of the general terms that may apply to the securities we may offer. Each time that securities are offered and sold by us using this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering. The supplement also may add or update information contained in this prospectus. You should read this prospectus, any post-effective amendment and any supplement thereto carefully before you invest.

        The securities may be offered and sold by us to or through one or more underwriters, dealers or agents or directly to purchasers on a continuous or delayed basis. See "Plan of Distribution" beginning on page 27 of this prospectus.

        Our Common Stock is listed on the American Stock Exchange (the NYSE Alternext U.S.), which we refer to as the American Stock Exchange, under the symbol "UXG." Our Common Stock and existing warrants, as more fully described beginning on page 28 of this prospectus, are also listed on the Toronto Stock Exchange under the symbols "UXG" and "UXB.WT," respectively.

        Investing in our securities involves risks. For a discussion of risk factors that you should consider in investing in our securities, see the section entitled "Risk Factors," beginning on page 2 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated April 23, 2009

Prospectus

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a "shelf" registration process. Under this process, US Gold Corporation, US Gold Canadian Acquisition Corporation ("Canadian Exchange Co."), Nevada Pacific Gold Ltd. ("Nevada Pacific"), Tone Resources Limited ("Tone"), White Knight Resources Ltd. ("White Knight"), US Gold Alberta ULC ("US Gold Alberta"), Tonkin Springs Gold Mining Company ("Tonkin Springs Gold"), Tonkin Springs Venture Limited Partnership ("Tonkin Springs Venture"), Tonkin Springs LLC, U.S. Environmental Corporation ("US Environmental"), and US Gold Holdings Corporation ("US Gold Holdings"), (which we generally refer to collectively as "we", "us" or the "Company" in this prospectus, as applicable, and Canadian Exchange Co., Nevada Pacific, Tone, White Knight, US Gold Alberta, Tonkin Springs Gold, Tonkin Springs Venture, Tonkin Springs LLC, U.S. Environmental, and US Gold Holdings may be referred to each as a "Co-Registrant" and collectively as "Co-Registrants," as applicable) may, from time to time, offer, sell and issue any of the securities or any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $200,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain specific information about the terms of the securities being offered at that time. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus, any post-effective amendment, any prospectus supplement, and any information incorporated by reference into the prospectus, any post-effective amendment, and prospectus supplement, together with the information described under the headings, "Where to Find Additional Information" and "Incorporation of Certain Information by Reference" and any additional information you may need to make your investment decision.

        This prospectus incorporates documents containing important business and financial information about the Company by reference that are not presented or delivered with this prospectus. Copies of these documents are available without charge, upon written or oral request by a person to whom this prospectus has been delivered. Requests should be made to: US Gold Corporation, at 99 George Street, 3rd Floor, Toronto, Ontario, Canada M5A 2N4, (866) 441-0690. To ensure timely delivery of the documents, requests should be made no later than five business days prior to the date on which a final investment decision is to be made.

i

        Readers should rely only on the information provided or incorporated by reference in this prospectus, any post-effective amendment, or any prospectus supplement. Readers should not assume that the information in this prospectus, any post-effective amendment, or any prospectus supplement is accurate as of any date other than the date on the front cover of the document. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

        Unless otherwise stated, currency amounts in this prospectus are stated in U.S. dollars, or "$".

ii

OUR COMPANY

        US Gold is engaged in the business of acquiring, exploring, and developing mineral properties in the United States, emphasizing the State of Nevada, and in Mexico. We presently hold an interest in numerous properties in Nevada and one property in Utah, as well as properties in Mexico. We were organized under the laws of the State of Colorado on July 24, 1979 under the name Silver State Mining Corporation. On June 21, 1988, we changed our name to U.S. Gold Corporation and on March 16, 2007, we changed our name to US Gold Corporation. We are currently in the exploration stage and have not generated revenue from operations since 1990.

        Our objective is to increase the value of our shares through the exploration, development, and extraction of gold, silver and other valuable minerals. We generally conduct our business as sole operator, but we may enter into arrangements with other companies through joint venture or similar agreements in an effort to achieve our strategic objectives. We own our mineral interests and property and operate our business through various subsidiary companies, each of which is owned entirely, directly, or indirectly, by us.

        In June 2007, we completed three simultaneous acquisitions, significantly increasing our land position. The assets of these three companies, Nevada Pacific, Tone and White Knight, which we refer to as the Acquired Companies, included a portfolio of properties in Nevada, Utah and Mexico. As a result of these acquisitions, we now hold an interest in approximately 277 square miles in the United States of America, or the U.S. and approximately 1,544 square miles in Mexico.

        A majority of our Nevada properties, including our Tonkin and Gold Bar properties, are located along the Cortez Trend, in north central Nevada. We also own property, including our Limo property, on the Carlin Trend, which is located east of the Cortez Trend. Our Tonkin property produced gold for a very limited period of time from shallow deposits from 1988 to 1990. From early 1991 to early 2005, we had a series of joint venture partners that conducted exploration activities at the Tonkin property. In 2005, the last of these joint venture relationships was terminated, returning to us a 100% interest in the Tonkin property. In 2006, we commenced comprehensive exploration of our Tonkin property in an effort to identify additional mineralized material. In 2008 we identified priority drilling targets on our Tonkin, Gold Bar and Limo properties.

        Our properties in Mexico include the Magistral Mine and surrounding concessions that are located in the Sinaloa State, which we acquired in our acquisition of Nevada Pacific in 2007. The Magistral Mine consists of approximately 38 square miles of mineral concessions, plant and equipment. The mine operated and produced approximately 70,000 ounces of gold from 2002 to 2004, before it was placed on care and maintenance status in 2005 due to higher than anticipated operating costs and a lack of operating capital when gold prices were approximately $400 per ounce. The presence of this plant and equipment would allow us to reduce any lead time that will be required to return the facility to operating status, if at any time we were to determine it was economically feasible to do so. We also hold an interest in approximately 1,506 square miles of mineral concessions in the western central Mexican states of Nayarit, Sinaloa and Durango. We commenced an exploration project at the Magistral Mine and surrounding areas in 2008.

        Our principal executive office is located at 99 George Street, 3rd Floor, Toronto, Ontario, Canada M5A 2N4 and our telephone number is (866) 441-0690. We also maintain offices in Elko and Reno, Nevada. Our website is www.usgold.com. We make available our periodic reports and press releases on our web site. Our Common Stock is listed on the American Stock Exchange and on the Toronto Stock Exchange (TSX), each under the symbol "UXG." Our existing warrants are listed on the TSX under the symbol "UXG.WT". Except for documents that are incorporated by reference into this prospectus, any post-effective amendment, or any prospectus supplement that may be accessed from our web site, the information available on or through our web site is not part of this prospectus.

RISK FACTORS

        An investment in our securities involves a high degree of risk. You should consider carefully the following risk factors, along with all of the other information contained in or incorporated by reference in this prospectus, any post-effective amendment, and any applicable prospectus supplement, before deciding to buy our securities. These risk factors list some, but not all, of the risks and uncertainties that may have a material adverse effect on our business, our results of operations, financial condition, cash flows and market price of our securities. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also impair our business operations. If we are unable to prevent events that have a negative effect from occurring, then our business, and our results of operations, financial condition, cash flows and market price of our securities could be materially and adversely affected.

Risks Related to Our Company

        We have incurred substantial losses since our inception in 1979 and may never be profitable. Since our inception in 1979, we have never been profitable and we have not generated revenue from operations since 1990. As of December 31, 2008, our accumulated deficit was approximately $271.0 million (including a non-cash expense of approximately $52 million related to derivative instrument accounting in the year ended December 31, 2006 and a non-cash expense of approximately $107 million related to complete impairment of the Company's goodwill, all of which was related to the Acquired Companies, in the year ended December 31, 2008). To become profitable, we must identify additional mineralization and establish reserves at our mining properties, and then either develop our properties or locate and enter into agreements with third party operators. It could be years before we receive any revenues from gold production, if ever. We may suffer significant additional losses in the future and may never be profitable. We do not expect to receive revenue from operations in the foreseeable future, if at all. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. We expect to incur losses unless and until such time as one or more of our properties enters into commercial production and generate sufficient revenue to fund our continuing operations.

        The feasibility of mining any of our properties has not been established, meaning that we have not completed exploration or other work necessary to determine if it is commercially feasible to develop any of our properties. We are currently an exploration stage company. We have no proven or probable reserves on our properties. A "reserve," as defined by regulation of the SEC, is that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. A reserve requires a feasibility study demonstrating with reasonable certainty that the deposit can be economically extracted and produced. We have not carried out any feasibility study with regard to all or a portion of our properties. As a result, we currently have no reserves and there are no assurances that we will be able to establish that there are reserves on our properties.

        The mineralized material identified on our properties does not and may never have demonstrated economic viability. Substantial expenditures are required to establish reserves through drilling and additional study and there is no assurance that reserves will be established. The feasibility of mining on our Tonkin property or any other property has not been, and may never be, established. Whether a mineral deposit can be commercially viable depends upon a number of factors, including the particular attributes of the deposit, including size, grade and proximity to infrastructure; metal prices, which can be highly variable; and government regulations, including environmental and reclamation obligations. If we are unable to establish some or all of our mineralized material as proven or probable reserves in sufficient quantities to justify commercial operations, we may not be able to raise sufficient capital to develop a mine, even if one is warranted. If we are unable to establish such reserves, the market value of our securities may decline, and you may lose some or all of your investment.

        There are differences in U.S. and Canadian practices for reporting reserves and resources. Our resource estimates have been prepared in accordance with standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in Canadian National Instrument 43-101, commonly known as NI 43-101. These standards are different from the standards generally permitted to report reserve and resource estimates in reports and other materials filed with the SEC. Under NI 43-101, we report measured, indicated and inferred resources, measurements which are generally not permitted in filings made with the SEC. Under SEC rules, mineralization may not be classified as a "reserve" unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. U.S. investors are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into reserves. Further, "inferred resources" have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. Canadian regulations permit disclosure of "contained ounces", however, the SEC only permits issuers to report "resources" in tonnage and grade without reference to unit measures. Accordingly, information concerning descriptions of mineralization and resources contained in our public filings may not be comparable to information made public by other U.S. companies subject only to the U.S. reporting and disclosure requirements of the SEC.

        Historical production of gold at our Tonkin or Magistral properties may not be indicative of the potential for future development or revenue. Historical production of gold from our Tonkin property came from relatively shallow deposits, in very limited quantities and for a very limited period of time. We commenced exploration of deeper zones of our Tonkin property in 2006 in an effort to identify additional mineralized material, and recently have identified priority exploration drilling targets on our Tonkin, Gold Bar and Limo properties in Nevada. In Mexico, the Magistral Mine produced gold from 2002 through 2004, but it was shut down in 2005 and is currently held by us on a care and maintenance basis. During 2008, we increased our expenditures for exploration for our Mexico properties in and around the Magistral Mine. However, due to the uncertainties associated with exploration, including variations in geology and structure, there is no assurance that our efforts will be successful or that prior drilling results are reflective of additional or economically developable deposits. Investors in our securities should not rely on our historical operations as an indication that we will ever place any of such mining properties into commercial production again.

        We will require significant additional capital to continue our exploration activities, and, if warranted, to develop mining operations. Substantial expenditures will be required to determine if proven and probable reserves exist at any of our properties, to develop metallurgical processes to extract metal or to develop the mining and processing facilities and infrastructure at any of our properties or mine sites. We have spent and will be required to continue to expend significant amounts of capital for drilling, geological and geochemical analysis, assaying, and, if warranted, feasibility studies with regard to the results of our exploration. We may not benefit from these investments if we are unable to identify commercially exploitable mineralized material. If we do locate commercially mineable material or decide to put one or more of our properties into production, we may be required to upgrade our processing facility at the Magistral Mine or the Tonkin property or construct new facilities. Our ability to obtain necessary funding for these purposes, in turn, depends upon a number of factors, including the status of the worldwide economy and the price of gold and other precious metals. Capital markets worldwide have been adversely affected by substantial losses by financial institutions, in turn caused by investments in asset-backed securities. We may not be successful in obtaining the required financing, or if we can obtain such financing, such financing may not be on terms that are favorable to us. Failure to obtain such additional financing could result in delay or indefinite postponement of further exploration or development and the possible, partial or total loss of our potential interest in certain properties.

        The figures for our estimated resources are based on interpretation and assumptions and may yield less mineral production under actual conditions than is currently estimated. Unless otherwise indicated, mineralization figures presented in our filings with securities regulatory authorities including the SEC, press releases and other public statements that may be made from time to time are based upon estimates made by independent geologists and our internal geologists. When making determinations about whether to advance any of our projects to development, we must rely upon such estimated calculations as to the mineral resource and grades of mineralization on our properties. Until ore is actually mined and processed, mineral resource and grades of mineralization must be considered as estimates only.

        These estimates are imprecise and depend upon geological interpretation and statistical inferences drawn from drilling and sampling analysis, which may prove to be unreliable. We cannot assure you that:

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  these estimates will be accurate;

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  resource or other mineralization estimates will be accurate; or

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  this mineralization can be mined or processed profitably.

        Any material changes in mineral resource estimates and grades of mineralization will affect the economic viability of placing a property into production and such property's return on capital. There can be no assurance that minerals recovered in small scale tests will be recovered in large-scale tests under on-site conditions or in production scale.

        The resources estimates contained in our public filings have been determined and valued based on assumed future prices, cut-off grades and operating costs that may prove to be inaccurate. Extended declines in market prices for gold and silver may render portions of our mineralization and resource estimates uneconomic and result in reduced reported mineralization or adversely affect the commercial viability of one or more of our properties. Any material reductions in estimates of mineralization, or of our ability to extract this mineralization, could have a material adverse effect on our results of operations or financial condition.

        The integration of any other acquisitions that we may pursue will present significant challenges. The investigation of any other acquisitions, the integration of our operations with any other acquisitions we may pursue and the consolidation of those operations will require the dedication of management resources, which will temporarily divert attention from the day-to-day business of the Company. The process of combining the organizations may cause an interruption of, or a loss of momentum in, the activities of any or all of the Company's businesses, which could have an adverse effect on the revenues and operating results of the combined company for an indeterminate period of time. The failure to successfully integrate any such acquisitions, to retain key personnel and to successfully manage the challenges presented by the integration process may prevent us from achieving the anticipated potential benefits of any such acquisitions. If we fail to realize the anticipated benefits of any such acquisitions, our results of operations, financial condition and cash flows may be adversely affected.

        Fluctuating gold prices could negatively impact our business. The potential for profitability of our gold mining operations and the value of our mining properties are directly related to the market price of gold. The price of gold may also have a significant influence on the market price of our securities. The market price of gold historically has fluctuated significantly and is affected by numerous factors beyond the control of any mining company. These factors include supply and demand fundamentals, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar and other currencies, interest rates, gold sales and loans by central banks, forward sales by metal producers, global or regional political, economic or banking crises, and a number of other factors. The selection of a property for exploration or development, the determination to construct a mine and place it into production, and the dedication of funds necessary to achieve such purposes are decisions that must be made long before the first revenues, if any, from production will be received. Price fluctuations between the time that such decisions are made and the commencement of production can have a material adverse effect on the economics of a mine.

        The volatility in gold prices is illustrated by the following table, which sets forth, for the periods indicated (calendar year), the high and low prices in U.S. dollars per ounce of gold, based on the daily London P.M. fix.

Gold Price per Ounce ($)

Year	High	Low
1999	$326	$253
2000	312	263
2001	293	256
2002	349	278
2003	416	320
2004	454	375
2005	537	411
2006	725	525
2007	691	608
2008	1,011	713
January 1, 2009 through March 10, 2009	989	810

        The volatility of mineral prices represents a substantial risk which no amount of planning or technical expertise can fully eliminate. In the event gold prices decline and remain low for prolonged periods of time, we might be unable to develop our properties, which may adversely affect our results of operations, financial performance and cash flows.

        Our continuing reclamation obligations at the Tonkin property and other properties could require significant additional expenditures. We are responsible for the reclamation obligations related to disturbances located on all of our properties, including the Tonkin property. We have posted a bond in the amount of the estimated reclamation obligation at the Tonkin project. We have not posted a bond in Mexico, as none is required. There is a risk that any cash bond, even if augmented upon any required update of the reclamation obligations, could be inadequate to cover the costs of reclamation which could subject us to additional costs for the actual reclamation obligations. The satisfaction of bonding requirements and continuing reclamation obligations will require a significant amount of capital. There is a risk that we will be unable to fund these additional bonding requirements, and further, that the regulatory authorities may increase reclamation and bonding requirements to such a degree that it would not be commercially reasonable to continue exploration activities, which may adversely affect our results of operations, financial performance and cash flows.

        Our ongoing operations and past mining activities are subject to environmental risks, which could expose us to significant liability and delay, suspension or termination of our operations. All phases of our operations are subject to federal, state and local environmental regulation. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects, and a heightened degree of responsibility for us and our officers, directors and employees. Future changes in environmental regulation, if any, may adversely affect our operations, make our operations prohibitively expensive, or prohibit them altogether. Environmental hazards may exist on our properties that are unknown to us at the present and that have been caused by us, one of the Acquired Companies, or previous owners or operators, or that may have occurred naturally. Mining properties that the Acquired Companies may have transferred may cause us to be liable for remediating any damage that those companies may have caused. The liability could include response costs for removing or remediating the release and damage to natural resources, including ground water, as well as the payment of fines and penalties.

        We have transferred our interest in several mining properties over past years, some of which are now being operated by third parties. Under applicable U.S. federal and state environmental laws, as a prior owner of these properties, we may be liable for remediating any damage that we may have caused. The liability could include response costs for removing or remediating the release and damage to natural resources, including ground water, as well as the payment of fines and penalties.

        Failure to comply with applicable environmental laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities, causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions.

        Production, if any, at our property will involve the use of hazardous materials. Should these materials leak or otherwise be discharged from their containment systems, we may become subject to liability. We have not purchased insurance for environmental risks including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from exploration and production, as it is not generally available at a reasonable price.

        Our operations are subject to permitting requirements which could require us to delay, suspend or terminate our operations on our mining property. Our operations, including our ongoing exploration drilling programs, require permits from the state and federal governments. We may be unable to obtain these permits in a timely manner, on reasonable terms, or at all. Even if we are able to obtain such permits the time required by the permitting process can be significant. If we cannot obtain or maintain the necessary permits, or if there is a delay in receiving these permits, our timetable and business plan for exploration of our properties will be adversely affected, which may in turn adversely affect our results of operations, financial condition, cash flows and market price of our securities.

        Our properties in Mexico are subject to changes in political conditions and regulations and crime in that country. Our Magistral Mine and certain other concessions are located in Mexico. In the past, that country has been subject to political instability, changes and uncertainties which may cause changes to existing government regulations affecting mineral exploration and mining activities. Civil or political unrest could disrupt our operations at any time. Our Magistral Mine is in a region that is subject to violence in connection with the illegal drug trade. An increase in criminal activity and violent crime, especially in connection with such drug trade, could impact our ability to operate safely in the region or to bring in needed consultants and contractors. Our exploration and mining activities may be adversely affected in varying degrees by changing government regulations relating to the mining industry or shifts in political conditions that could increase the costs related to our activities or maintaining our properties. Further, Mexico's status as a developing country may make it more difficult for us to obtain required financing for this property.

        Title to mineral properties can be uncertain, and we are at risk of loss of ownership of one or more of our properties. Our ability to explore and operate our properties depends on the validity of title to that property. Our U.S. mineral properties consist of leases of unpatented mining claims, and unpatented mining and millsite claims. Unpatented mining claims provide only possessory title and their validity is often subject to contest by third parties or the federal government, which makes the validity of unpatented mining claims uncertain and generally more risky. These uncertainties relate to such things as the sufficiency of mineral discovery, proper posting and marking of boundaries, assessment work and possible conflicts with other claims not determinable from descriptions of record. Since a substantial portion of all mineral exploration, development and mining in the U.S. now occurs on unpatented mining claims, this uncertainty is inherent in the mining industry. We have not obtained a title opinion on our entire property, with the attendant risk that title to some claims, particularly title to undeveloped property, may be defective. There may be valid challenges to the title to our property which, if successful, could impair development and/or operations.

        We remain at risk that the mining claims may be forfeited either to the U.S., or to rival private claimants due to failure to comply with statutory requirements as to location and maintenance of the claims or challenges to whether a discovery of a valuable mineral exists on every claim.

        Legislation has been proposed that would significantly affect the mining industry. Periodically, members of the U.S. Congress have introduced bills which would supplant or alter the provisions of the General Mining Law of 1872, which governs the unpatented claims that we control with respect to our U.S. properties. One such amendment has become law and has imposed a moratorium on patenting of mining claims, which reduced the security of title provided by unpatented claims such as those on our U.S. properties. If additional legislation is enacted, it could substantially increase the cost of holding unpatented mining claims by requiring payment of royalties, and could significantly impair our ability to develop mineral resources on unpatented mining claims. Such bills have proposed, among other things, to make permanent the patent moratorium, to impose a federal royalty on production from unpatented mining claims and to declare certain lands as unsuitable for mining. Although it is impossible to predict at this time what royalties may be imposed in the future, the imposition of such royalties could adversely affect the potential for development of such mining claims, and the economics of existing operating mines on federal unpatented mining claims. Passage of such legislation could adversely affect our business.

        A significant portion of the lode claims comprising our Tonkin property are subject to a lease in favor of a third party which may expire in 2011 and which provides for a 5% royalty on production. A total of 348 of our mining and millsite claims at the Tonkin property are subject to this lease. The lease requires annual payments of $187,500 or 568.75 ounces of gold, whichever is greater, and payment of a royalty of 5% of the gross sales price of gold or silver from the property before deduction of any expenses from the gross sales price. The term of this lease expires January 1, 2011 and can be extended from year to year, up to a maximum of 99 years, by production from or other activities on the leased claims. This lease covers a portion of the claims in the mine corridor where most of our mineralized material has been identified. In the event the lease is not extended and/or we are unable to purchase the claims from the owner, we may be forced to forfeit the underlying claims, which in turn may adversely affect our ability to explore and develop the property. If we are successful in identifying sufficient mineralization to warrant placing the property into production, we will be obligated to pay the leaseholder a royalty of 5% of the production. The payment of this royalty, together with other royalties payable to third parties in respect of certain claims, will reduce our potential revenue.

        We cannot assure you that we will have an adequate supply of water to complete desired exploration or development of our mining properties. In accordance with the laws of the State of Nevada, we have obtained permits to drill the water wells that we currently use to service the Tonkin property and we plan to obtain all required permits for drilling water wells to serve other properties we may develop or acquire in the future. However, the amount of water that we are entitled to use from those wells must be determined by the appropriate regulatory authorities. A final determination of these rights is dependent in part on our ability to demonstrate a beneficial use for the amount of water that we intend to use. Unless we are successful in developing the property to a point where we can commence commercial production of gold or other precious metals, we may not be able to demonstrate such beneficial use. Accordingly, there is no assurance that we will have access to the amount of water needed to operate a mine at the property, which may prevent us from generating revenue, and which would adversely affect our financial condition and cash flows.

        Our industry is highly competitive, attractive mineral lands are scarce, and we may not be able to obtain quality properties. We compete with many companies in the mining industry, including large, established mining companies with substantial capabilities, personnel and financial resources. There is a limited supply of desirable mineral lands available for claim-staking, lease or acquisition in the U.S., Mexico, and other areas where we may conduct exploration activities. We may be at a competitive disadvantage in acquiring mineral properties, since we compete with these individuals and companies, many of which have greater financial resources and larger technical staffs than we do. From time to time, specific properties or areas which would otherwise be attractive to us for exploration or acquisition may be unavailable to us due to their previous acquisition by other companies or our lack of financial resources. Competition in the industry is not limited to the acquisition of mineral properties but also extends to the technical expertise to find, advance, and operate such properties; the labor to operate the properties; and the capital for the purpose of funding such properties. Many competitors not only explore for and mine precious metals, but conduct refining and marketing operations on a world-wide basis. Such competition may result in our Company being unable not only to acquire desired properties, but to recruit or retain qualified employees or to acquire the capital necessary to fund our operation and advance our properties. Our inability to compete with other companies for these resources would have a material adverse effect on our results of operation, financial condition and cash flows.

        The nature of mineral exploration and production activities involves a high degree of risk and the possibility of uninsured losses that could materially and adversely affect our operations. Exploration for minerals is highly speculative and involves greater risk than many other businesses. Many exploration programs do not result in the discovery of mineralization, and any mineralization discovered may not be of sufficient quantity or quality to be profitably mined. Few properties that are explored are ultimately advanced to production. Our current exploration efforts are, and any future development or mining operations we may elect to conduct will be, subject to all of the operating hazards and risks normally incident to exploring for and developing mineral properties, such as, but not limited to:

  •
  economically insufficient mineralized material;

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  fluctuations in production costs that may make mining uneconomical;

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  labor disputes;

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  unanticipated variations in grade and other geologic problems;

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  environmental hazards;

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  water conditions;

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  difficult surface or underground conditions;

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  industrial accidents;

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  metallurgical and other processing problems;

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  mechanical and equipment performance problems;

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  failure of pit walls or dams;

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  unusual or unexpected rock formations;

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  personal injury, fire, flooding, cave-ins and landslides; and

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  decrease in reserves due to a lower gold price.

        Any of these risks can materially and adversely affect, among other things, the development of properties, production quantities and rates, costs and expenditures, potential revenues and production dates. We currently have no insurance to guard against any of these risks. If we determine that capitalized costs associated with any of our mineral interests are not likely to be recovered, we would incur a writedown of our investment in these interests. All of these factors may result in losses in relation to amounts spent which are not recoverable.

        We do not insure against all risks to which we may be subject in our planned operations. While we currently maintain insurance to insure against general commercial liability claims, we do not maintain insurance to cover all of the potential risks associated with our operations. Certain of our exploration properties such as Gold Bar and Limo have no existing infrastructure for which we insure, and we do not insure our limited physical assets at the Magistral Mine or Tonkin property. For example, we do not have insurance on the mill at our Tonkin property nor the mine assets associated with the Magistral property and we do not have business interruption insurance. We may also be unable to obtain insurance to cover other risks at economically feasible premiums or at all. Insurance coverage may not continue to be available, or may not be adequate to cover all liabilities. We might also become subject to liability for environmental, pollution or other hazards associated with mineral exploration and production which may not be insured against, which may exceed the limits of our insurance coverage or which we may elect not to insure against because of premium costs or other reasons. Losses from these events may cause us to incur significant costs that could materially adversely affect our financial condition and our ability to fund activities on our property. A significant loss could force us to reduce or terminate our operations.

        We depend on a limited number of personnel and the loss of any of these individuals could adversely affect our business. Our Company is primarily dependent on two persons, namely our Chairman and Chief Executive Officer, and our Vice President and Chief Financial Officer. Robert R. McEwen, our Chairman and Chief Executive Officer, is responsible for strategic direction and the oversight of our business. Perry Y. Ing, our Vice President and Chief Financial Officer, is responsible for our public reporting and administrative functions. We rely heavily on these individuals for the conduct of our business. The loss of either of these officers would significantly and adversely affect our business. In that event, we would be forced to identify and retain an individual to replace the departed officer. We may not be able to replace one or more of these individuals on terms acceptable to us. We have no life insurance on the life of any officer.

        Gain recognized by non-U.S. holders and non-U.S. persons holding any interest in the Company other than solely as a creditor (including, for example, convertible debt) on the sale or other disposition of our securities may be subject to U.S. federal income tax. We believe that we currently are a "United States real property holding corporation" under section 897(c) of the Internal Revenue Code, or USRPHC, and that there is a substantial likelihood that we will continue to be a USRPHC. Generally, securities (other than securities that provide no interest in a corporation other than solely as a creditor) issued by a corporation that has been a USRPHC at any time during the preceding five years (or the non-U.S. holder's holding period for such securities, if shorter) are treated as United States real property interests, or USRPIs, and gain recognized by a non-U.S. holder on the sale or other disposition of securities is subject to regular U.S. federal income tax, as if such gain were effectively connected with the conduct by such holder of a U.S. trade or business. There are, however, certain exceptions pursuant to which our securities may not be treated as USRPIs provided that our Common Stock is "regularly traded" on an "established securities market". Under one such exception, shares of our Common Stock will not be treated as USRPIs in the hands of a non-U.S. holder provided that such non-U.S. Holder has not owned or been deemed to own (directly or under certain constructive ownership rules) more than 5% of the Common Stock at any time during the 5-year period ending on the date of the sale or other taxable disposition. Under another exception, classes of our securities other than Common Stock will not generally be treated as USRPIs in the hands of a non-U.S. holder provided that, on the date such security was acquired by the non-U.S. holder, it had a fair market value not greater than the fair market value on that date of 5% of our Common Stock (or, under certain circumstances, the value, if lower, of 5% of any other regularly traded class of the Company's stock, which may possibly include the exchangeable shares of our subsidiary, US Gold Canadian Acquisition Corporation, or Canadian

Exchange Co., as more fully described beginning on page 29 of this prospectus). If gain recognized by a non-U.S. holder from the sale or other disposition of our Common Stock or other securities is subject to regular income tax under these rules, the transferee of such Common Stock or other securities may be required to deduct and withhold a tax equal to 10 percent of the amount realized on the sale or other disposition, unless certain exceptions apply. Any tax withheld may be credited against the U.S. federal income tax owed by the non-U.S. holder for the year in which the sale or other disposition occurs.

        The laws of the State of Colorado and our Articles of Incorporation may protect our directors from certain types of lawsuits. The laws of the State of Colorado provide that our directors will not be liable to us or our shareholders for monetary damages for all but certain types of conduct as directors of the Company. Our Articles of Incorporation permit us to indemnify our directors and officers against all damages incurred in connection with our business to the fullest extent provided or allowed by law. The exculpation provisions may have the effect of preventing shareholders from recovering damages against our directors caused by their negligence, poor judgment or other circumstances. The indemnification provisions may require us to use our limited assets to defend our directors and officers against claims, including claims arising out of their negligence, poor judgment, or other circumstances.

Risks Related to our Securities

        The acquisition of the Acquired Companies has and may further result in the issuance of a significant amount of additional US Gold Common Stock which may in turn depress the trading price of our stock or other securities. The acquisition of the Acquired Companies resulted in the issuance of 42,968,830 exchangeable shares of Canadian Exchange Co., each of which is convertible into shares of our Common Stock on a one-for-one basis. As of December 31, 2008, 16,822,196 exchangeable shares remain outstanding. If all of those exchangeable shares were converted into Common Stock, it would represent an increase of approximately 21.1% of the Common Stock we have outstanding as of December 31, 2008. The conversion of the remaining outstanding exchangeable shares could depress the market price of our securities.

        The exercise of outstanding options and existing warrants and the future issuances of our securities will dilute current shareholders and may reduce the market price of our securities. As of March 10, 2009, we had outstanding options and warrants to purchase a total of 11,549,167 shares of our Common Stock, as more fully described beginning on page 28 of this prospectus, excluding 585,293 options of the Acquired Companies, which if completely exercised, would dilute existing shareholders' ownership by approximately 10%, assuming all exchangeable shares not held by US Gold or our subsidiaries are exchanged for an equivalent amount of our Common Stock. Additional shares of our Common Stock may be issued in the future as a result of the exercise of options of the Acquired Companies. Under certain circumstances, our Board of Directors has the authority to authorize the offer and sale of additional securities without the vote of or notice to existing shareholders. Based on the need for additional capital to fund expected growth, it is likely that we will issue additional securities to provide such capital and that such additional issuances may involve a significant number of shares. Issuance of additional securities in the future will dilute the percentage interest of existing shareholders and may reduce the market price of our Common Stock and other securities.

        Our stock or other securities prices may be volatile and as a result you could lose all or part of your investment. In addition to volatility associated with publicly traded securities in general, the value of your investment could decline due to the impact of any of the following factors upon the market price of our Common Stock and other securities:

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  changes in the worldwide price for gold;

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  disappointing results from our exploration or development efforts;

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  failure to meet our operating budget;

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  decline in demand for our Common Stock and other securities;

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  downward revisions in securities analysts' estimates or changes in general market conditions;

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  technological innovations by competitors or in competing technologies;

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  investor perception of our industry or our prospects; and

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  general economic trends.

        In addition, stock markets generally and recently have experienced extreme price and volume fluctuations and the market prices of securities generally have been highly volatile. These fluctuations are often unrelated to operating performance of a company and may adversely affect the market price of our Common Stock and other securities. As a result, investors may be unable to resell their securities at a fair price.

        A small number of existing shareholders own a significant portion of our Common Stock, which could limit your ability to influence the outcome of any shareholder vote. Our Chairman and Chief Executive Officer beneficially owns approximately 22.0% of our Common Stock as of March 10, 2009 (assuming all exchangeable shares not held by US Gold or our subsidiaries are exchanged for an equivalent amount of our Common Stock). Under our Articles of Incorporation and the laws of the State of Colorado, the vote of a majority of the shares voting at a meeting at which a quorum is present is generally required to approve most shareholder action. As a result, this individual will be able to significantly influence the outcome of shareholder votes for the foreseeable future, including votes concerning the election of directors, amendments to our Articles of Incorporation or proposed mergers, acquisitions or other significant corporate transactions.

        We have never paid a dividend on our Common Stock and we do not anticipate paying one in the foreseeable future. We have not paid a dividend on our Common Stock to date, and we may not be in a position to pay dividends in the foreseeable future. Our ability to pay dividends will depend on our ability to successfully develop one or more properties and generate revenue from operations. Further, our initial earnings, if any, will likely be retained to finance our growth, and the issuance of debt securities, if any, may further hinder our ability to pay dividends in the future. Any future dividends will depend upon our earnings, our then-existing financial requirements and other factors, and will be at the discretion of our Board of Directors.

        The sale of our Common Stock by existing securityholders may depress the market value of our securities due to the limited trading market which exists. We currently maintain an effective registration statement covering 36,150,000 shares of our Common Stock and 8,350,000 shares of Common Stock underlying our existing warrants to allow such stockholders to sell their US Gold securities. Due to a number of factors, the trading volume in our Common Stock has historically been limited. Trading volume over the past twelve months averaged approximately 620,000 shares per day. As a result, the sale of a significant amount of Common Stock by any selling securityholders may depress the price of our Common Stock. As a result, you may lose all or a portion of your investment.

        Our ability to generate the cash needed to service our debt obligations, if any, depends on certain factors beyond our control. The future success of our operations will, in large part, dictate our ability to make scheduled payments on, and satisfy our obligations under our debt, if any, including our debt securities. Our future operating performance will be affected by general economic, competitive, market, business and other conditions, many of which are beyond our control. To the extent we are not able to meet our debt obligations, we will be required to restructure or refinance them, seek additional equity financing or sell assets. We may not be able to restructure or refinance our debt, obtain additional financing or sell assets on satisfactory terms or at all.

        An adverse rating of our debt securities may cause their trading price to fall. If a rating agency rates our debt securities, it may assign them a low rating. Rating agencies also may lower ratings on our debt securities in the future. If rating agencies assign a lower-than-expected rating or reduce, or indicate that they may reduce, their ratings in the future, the trading price of our debt securities could significantly decline.

        We cannot assure you that an active trading market will develop for the securities. There is currently no public market for any of our securities other than our Common Stock, existing warrants and exchangeable shares. We do not know if an active market will develop for our other securities, or if developed, whether such a market will continue. If an active market is not developed or maintained, the market price and the liquidity of our other securities may be adversely affected.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the information incorporated by reference herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Such statements are based on assumptions and expectations which may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, performance, transactions or achievements, financial and otherwise, may differ materially from the results, performance, transactions or achievements expressed or implied by the forward-looking statements. Risks, uncertainties and other factors that might cause such differences, some of which could be material, include, but are not limited to:

  •
  decisions of foreign countries and banks within those countries;

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  commodity price fluctuations;

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  technological changes in the mining industry;

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  changes in our business strategy;

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  interpretation of drill hole results and the geology, grade and continuity of mineralization;

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  the uncertainty of reserve estimates and timing of development expenditures;

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  unexpected changes in business and economic conditions;

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  changes in interest rates and currency exchange rates;

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  timing and amount of production, if any;

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  our costs;

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  changes in exploration and overhead costs;

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  access and availability of materials, equipment, supplies, labor and supervision, power and water;

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  results of current and future exploration activities;

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  results of pending and future feasibility studies;

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  local and community impacts and issues;

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  accidents and labor disputes; and

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  other risks identified in the section entitled "Risk Factors" in any post-effective amendment or prospectus supplement hereto, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and, from time to time, in other reports we file with the SEC or in other documents that we publicly disseminate.

        This list, together with the factors identified under the section entitled "Risk Factors" above is not an exhaustive list of the factors that may affect any of our forward-looking statements. You should read this prospectus, any post-effective amendment and any prospectus supplement completely and with the understanding that our actual future results may be materially different from what we expect. These forward-looking statements represent our beliefs, expectations and opinions only as of the date of this prospectus, any post-effective amendment and any prospectus supplement.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. These forward-looking statements involve risks, uncertainties and other factors that may cause our actual results in future periods to differ materially from forecasted results. We do not undertake to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise, other than to reflect a material change in the information previously disclosed, as required by applicable law. You should review our subsequent reports filed from time to time with the SEC on Forms 10-K, 10-Q and 8-K and any amendments thereto. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

        Unless we specify otherwise in a prospectus supplement, we intend to use the net proceeds from sales of securities by us for general corporate purposes. If net proceeds from a specific offering will be used to repay indebtedness, the applicable prospectus supplement will describe the relevant terms of the debt to be repaid.

RATIOS OF EARNINGS TO FIXED CHARGES

        We are engaged in the business of acquiring and exploring mining properties. None of our properties are currently in production, and, consequently, we have no current operating income or operating cash flow. Accordingly, earnings were not sufficient to cover fixed charges in the years ended December 31, 2004, 2005, 2006, 2007 and 2008 by (all amounts in thousands) $793, $2,988, $72,645, $28,814, and $131,957 respectively. As of the date of this prospectus, we have not issued any preferred stock other than the one share of Series A Special Voting Preferred Stock, which has no preference as to dividends, as more fully described beginning on page 28 of this prospectus. We did not have any material amount of indebtedness for which interest payments were required during the years ended December 31, 2004, 2005, 2006, 2007 or 2008 and, therefore the amount by which earnings were inadequate to cover fixed charges was not material.

DESCRIPTION OF SECURITIES WE MAY OFFER

Debt Securities

        The following description, together with the additional information we include in any post-effective amendment and applicable prospectus supplement, summarizes the material terms and provisions of the debt securities (which may be guaranteed by one or more of our Co-Registrants) that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below. However, no prospectus supplement shall fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness. As of the date of this prospectus, we have no outstanding registered debt securities.

        To the extent that we issue debt securities, we will issue the senior debt securities under the senior indenture that we will enter into with the trustee named in the senior indenture and we will issue the subordinated debt securities under the subordinated indenture that we will enter into with the trustee named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement which includes this prospectus. We use the term "indentures" in this prospectus to refer to both the senior indenture and the subordinated indenture.

        The indentures will be qualified under the Trust Indenture Act of 1939, as amended, or Trust Indenture Act. We use the term "debenture trustee" to refer to either the trustee under the senior indenture or the trustee under the subordinated indenture, as applicable.

        The following summaries of material provisions of the senior debt securities, the subordinated debt securities and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements related to the debt securities that we may sell under this prospectus, as well as the indenture that contains the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

        We will describe in each applicable prospectus supplement the terms relating to a series of debt securities, including:

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  the title;

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  the principal amount being offered, and if a series, the total amount authorized and the total amount outstanding;

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  any limit on the amount that may be issued;

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  whether or not we will issue the series of debt securities in global form, the terms and who the depositary will be;

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  the maturity date;

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  whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

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  the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

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  whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

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  whether or not the debt securities will be guaranteed by one or more of our Co-Registrants, and the terms of any such guarantee;

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  the terms of the subordination of any series of subordinated debt;

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  the place where payments will be payable;

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  restrictions on transfer, sale or other assignment, if any;

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  our right, if any, to defer payment of interest and the maximum length of any such deferral period;

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  the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemptions provisions;

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  the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder's option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

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  whether the indenture will restrict our ability or the ability of our subsidiaries to:

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  incur additional indebtedness;

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  issue additional securities;

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  create liens;

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  pay dividends or make distributions in respect of our capital stock or the capital stock of our subsidiaries;

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  redeem capital stock;

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  place restrictions on our subsidiaries' ability to pay dividends, make distributions or transfer assets;

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  make investments or other restricted payments;

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  sell or otherwise dispose of assets;

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  enter into sale—leaseback transactions;

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  engage in transactions with stockholders or affiliates;

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  issue or sell stock of our subsidiaries; or

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  effect a consolidation or merger;

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  whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

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  a discussion of certain material or special United States federal income tax considerations applicable to the debt securities;

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  information describing any book-entry features;

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  provisions for a sinking fund purchase or other analogous fund, if any;

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  whether the debt securities are to be offered at a price such that they will be deemed to be offered at an "original issue discount" as defined in paragraph (a) of Section 1273 of the Internal Revenue Code;

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  the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof; and

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  any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any additional events of default or covenants provided with respect to the debt securities, and any terms that may be required by us or advisable under applicable laws or regulations.

Conversion or Exchange Rights

        We will set forth in the applicable prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our ordinary shares or our other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our ordinary shares or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

        The indentures do not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquiror of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate. If the debt securities are convertible for our other securities or securities of other entities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities that the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indenture

        The following are events of default under the indentures with respect to any series of debt securities that we may issue:

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  if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended or deferred;

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  if we fail to pay the principal, premium or sinking fund payment, if any, when due and payable and the time for payment has not been extended or delayed;

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  if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

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  if specified events of bankruptcy, insolvency or reorganization occur.

        If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the debenture trustee or any holder.

        The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

        Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee (including pursuing remedies against our Co-Registrant guarantors, if any), or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

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  the direction so given by the holder is not in conflict with any law or the applicable indenture; and

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  subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

        A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

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  the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

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  the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

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  the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

        These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

        We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

        We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters:

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  to fix any ambiguity, defect or inconsistency in the indenture;

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  to comply with the provisions described above under "Consolidation, Merger or Sale";

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  to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act;

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  to add to, delete from or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of debt securities, as set forth in the indenture;

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  to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided under "General" to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

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  to evidence and provide for the acceptance of appointment hereunder by a successor trustee;

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  to provide for uncertificated debt securities and to make all appropriate changes for such purpose;

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  to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default; or

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  to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

        In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected.

However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

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  extending the fixed maturity of the series of debt securities;

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  reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities; or

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  reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge

        Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:

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  register the transfer or exchange of debt securities of the series;

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  replace stolen, lost or mutilated debt securities of the series;

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  maintain paying agencies;

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  hold monies for payment in trust;

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  recover excess money held by the debenture trustee;

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  compensate and indemnify the debenture trustee; and

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  appoint any successor trustee.

        In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations sufficient to pay all the principal of, any premium and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

        We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, or any depositary named by us and identified in a prospectus supplement with respect to that series. At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

        Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

        We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

        If we elect to redeem the debt securities of any series, we will not be required to:

  •
  issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

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  register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

        The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

        Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

        We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

        All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

        The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Debt Securities

        The subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated debt securities that we may issue. It also does not limit us from issuing any other secured or unsecured debt.

Guarantees of the Co-Registrants of the Debt Securities

        Set forth below is a summary of the guarantee that may be issued by one or more of our Co-Registrants (each Co-Registrant guarantor, a guarantor; and if more than one, collectively, the guarantors) in connection with each issuance of a series of debt securities. This summary is not complete and you should read the detailed provisions of the guarantee, which will be filed as an exhibit to the applicable prospectus supplement.

General

        Under each guarantee, the guarantors will fully, irrevocably, absolutely and unconditionally guarantee to pay any payments required to be made by us under debt securities which shall become due and payable regardless of whether such payment is due at maturity, on an interest payment date or as a result of redemption or otherwise (the "scheduled payments") but shall be unpaid by us (the "guaranteed amounts"). However, in no event shall the guaranteed amounts under a guarantee exceed the principal amount of the debt securities, plus accrued but unpaid interest, less any amounts previously paid by us pursuant to the terms of the debt securities.

        In the event we do not make a scheduled payment when due (the "payment notice date") then the indenture trustee may present a payment notice in writing to the guarantors on or after the payment notice date, and the guarantors will be required to immediately pay the guaranteed amounts. Each guarantee will be an unsecured, unsubordinated and contingent obligation of the guarantors ranking equally with all other unsecured and unsubordinated obligations of the guarantors. In the event of our insolvency or receivership, the guarantors may incur limitations in receiving any distributions from us. In such an event, the guarantors may have limited resources to satisfy their obligations under the guarantees. The guarantor's obligations under each guarantee will be effectively subordinated to all existing and future debt and liabilities of the guarantors.

Events of Default

        An event of default under each guarantee will occur upon the failure of the guarantors to perform any of their payment obligations thereunder. The indenture trustee, on behalf of the holders of the applicable series of debt securities, have the right to enforce the obligations of the guarantors under the applicable guarantee and may institute any legal proceeding directly against the guarantors without first instituting a legal proceeding against us. Bankruptcy or similar events relating to the guarantors, the failure of any guarantee to be in full force and effect and any revocation of any guarantee by the guarantors will not constitute events of default under such guarantee.

Termination of the Guarantee

        Each guarantee will terminate and be of no further force and effect with respect to the applicable funding agreement upon the full payment of the scheduled payments or upon the earlier extinguishment of our obligations under the relevant funding agreement.

Governing Law

        Each guarantee will be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles.

Common Stock

General

        We are authorized to issue 250,000,000 shares of Common Stock, no par value per share. On March 10, 2009, there were 80,409,480 shares of Common Stock outstanding.

        The holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders, including the election of directors. Cumulative voting for directors is not permitted. Accordingly, the holders of a majority of the shares of Common Stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose. Subject to preferences that may be applicable to any then outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably those dividends, if any, as may be declared by the board of directors out of legally available funds. Upon our liquidation, dissolution or winding up, the holders of Common Stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities of our Company, subject to the prior rights of any Preferred Stock then outstanding. Holders of Common Stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking funds provisions applicable to the Common Stock. Our Articles of Incorporation and Bylaws do not include any provision that would delay, defer or prevent a change in control of our Company. However, pursuant to the laws of the State of Colorado, certain significant transactions would require the affirmative vote of a majority of the shares eligible to vote at a meeting of shareholders which requirement could result in delays to or greater cost associated with a change in control of the Company.

Transfer Agent and Registrar

        The transfer agent and registrar for our Common Stock is Computershare Shareholder Services, Inc.

Exchange Listings

        Our Common Stock is listed on the American Stock Exchange under the symbol "UXG." Our Common Stock and existing warrants, as more fully described beginning on page 28 of this prospectus, are listed on the Toronto Stock Exchange under the symbols "UXG" and "UXG.WT," respectively.

Warrants

        The Company may offer by means of this prospectus warrants for the purchase of its debt securities or Common Stock, which we refer to as debt warrants and warrants, respectively, and each of which are to be distinguished from any warrants previously issued by the Company, which we refer to as the existing warrants, as are more fully described beginning on page 31 of this prospectus. The Company may issue warrants separately or together with any other securities offered by means of this prospectus, and the warrants may be attached to or separate from such securities. Each series of warrants may be issued under a separate warrant agreement, which we refer to each as a Warrant Agreement, to be entered into between the Company and a warrant agent specified therein. The warrant agent will act solely as an agent of the Company in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

        The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

  •
  the title of such warrants;

  •
  the aggregate number of such warrants;

  •
  the price or prices at which such warrants will be issued;

  •
  the currencies in which the price or prices of such warrants may be payable;

  •
  the designation, amount and terms of the securities purchasable upon exercise of such warrants;

  •
  the designation and terms of the other securities with which such warrants are issued and the number of such warrants issued with each such security;

  •
  if applicable, the date on and after which such warrants and the securities purchasable upon exercise of such warrants will be separately transferable;

  •
  the price or prices at which and currency or currencies in which the securities purchasable upon exercise of such warrants may be purchased;

  •
  the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

  •
  the minimum or maximum amount of such warrants which may be exercised at any one time;

  •
  information with respect to book-entry procedures, if any;

  •
  a discussion of material federal income tax considerations; and

  •
  any other material terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Subscription Rights

        The Company may issue subscription rights to its shareholders for the purchase of shares of Common Stock, debt warrants or warrants. Each series of subscription rights will be issued under a separate subscription rights agreement to be entered into between the Company and a bank or trust company, as subscription rights agent, all as set forth in the prospectus supplement relating to the particular issue of subscription rights. The subscription rights agent will act solely as an agent of the Company in connection with the certificates relating to the subscription rights of such series and will not assume any obligation or relationship of agency or trust for or with any holders of subscription rights certificates or beneficial owners of subscription rights. The subscription rights agreement and the subscription rights certificates relating to each series of subscription rights will be filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

        The applicable prospectus supplement will describe the terms of the subscription rights to be issued, including the following, where applicable:

  •
  the date for determining the shareholders entitled to the subscription rights distribution;

  •
  the aggregate number of shares of Common Stock, or debt warrants or warrants purchasable upon exercise of such subscription rights and the exercise price;

  •
  the aggregate number of subscription rights being issued;

  •
  the date, if any, on and after which such subscription rights may be transferable separately;

  •
  the date on which the right to exercise such subscription rights shall commence and the date on which such right shall expire;

  •
  a discussion of material federal income tax considerations; and

  •
  any other terms of such subscription rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of such subscription rights.

Subscription Receipts

        The Company may issue subscription receipts that may be exchanged for debt securities (which may be guaranteed by one or more of our Co-Registrants), Common Stock, debt warrants or warrants, which may be offered separately or together with any other securities offered by means of this prospectus, as the case may be, all as set forth in the prospectus supplement relating to the particular issue of subscription receipts. Each series of subscription receipts will be issued under a separate subscription receipts agreement or indenture to be entered into between the Company and a transfer agent, as subscription receipts agent, all as set forth in the prospectus supplement relating to the particular issue of subscription receipts. The subscription receipts agent will act solely as an agent of the Company in connection with the certificates relating to the subscription receipts of such series and will not assume any obligation or relationship of agency or trust for or with any holders of subscription receipts certificates or beneficial owners of subscription receipts. The subscription receipts agreement or indenture and the subscription receipts certificates relating to each series of subscription receipts will be filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

        The applicable prospectus supplement will describe the terms of the subscription receipts to be issued, including the following:

  •
  the number of subscription receipts;

  •
  the price at which the subscription receipts will be offered;

  •
  the procedures for the exchange of the subscription receipts into debt securities, shares of Common Stock, debt warrants or warrants.

  •
  the number of debt securities, shares of Common Stock, debt warrants or warrants that may be exchanged upon exercise of each subscription receipt;

  •
  the designation and terms of any other securities with which the subscription receipts will be offered, if any, and the number of subscription receipts that will be offered with each security;

  •
  terms applicable to the gross proceeds from the sale of the subscription receipts plus any interest earned thereon;

  •
  a discussion of material federal income tax considerations; and

  •
  any other terms of such subscription receipts, including terms, procedures and limitations relating to the distribution, exchange and exercise of such subscription receipts.

BOOK-ENTRY SECURITIES

        The securities offered by means of this prospectus may be issued in whole or in part in book-entry form, which means that beneficial owners of the securities will not receive certificates, notes representing the debt securities, guarantees of the Co-Registrants, Warrants, Subscription Rights or Subscription Receipts representing their ownership interests in the securities, except in the event the book-entry system for the securities is discontinued. Securities issued in book-entry form will be evidenced by one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to the securities. The Depository Trust Company is expected to serve as depository. Unless and until it is exchanged in whole or in part for the individual securities represented thereby, a global security may not be transferred except as a whole by the depository for the global security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by the depository or any nominee of such depository to a successor depository or a nominee of such successor. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a class or series of securities that differ from the terms described here will be described in the applicable prospectus supplement.

        Unless otherwise indicated in the applicable prospectus supplement, the Company anticipates that the following provisions will apply to depository arrangements.

        Upon the issuance of a global security, the depository for the global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual securities represented by such global security to the accounts of persons that have accounts with such depository, who are called "participants." Such accounts shall be designated by the underwriters, dealers or agents with respect to the securities or by the Company if the securities are offered and sold directly by the Company. Ownership of beneficial interests in a global security will be limited to the depository's participants or persons that may hold interests through such participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depository or its nominee (with respect to beneficial interests of participants) and records of the participants (with respect to beneficial interests of persons who hold through participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

        So long as the depository for a global security or its nominee is the registered owner of such global security, such depository or nominee, as the case may be, will be considered the sole owner or holder of the securities represented by such global security for all purposes under the applicable Indenture or other instrument defining the rights of a holder of the securities. Except as provided below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual securities of the series represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such securities in definitive form and will not be considered the owners or holders thereof under the applicable Indenture or other instrument defining the rights of the holders of the securities.

        Payments of amounts payable with respect to individual securities represented by a global security registered in the name of a depository or its nominee will be made to the depository or its nominee, as the case may be, as the registered owner of the global security representing such securities. None of the Company, its officers and directors or any trustee, paying agent or security registrar for an individual series of securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        The Company expects that the depository for a series of securities offered by means of this prospectus or its nominee, upon receipt of any payment of principal, premium, interest, dividend or other amount in respect of a permanent global security representing any of such securities, will immediately credit its participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security for such securities as shown on the records of such depository or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name." Such payments will be the responsibility of such participants.

        If a depository for a series of securities at any time is unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue individual securities of such series in exchange for the global security representing such series of securities. In addition, the Company, at any time and in its sole discretion, but subject to any limitations described in the applicable prospectus supplement relating to such securities, may determine not to have any securities of such series represented by one or more global securities and, in such event, will issue individual securities of such series in exchange for the global security or securities representing such series of securities.

 PLAN OF DISTRIBUTION

        The Company may sell securities offered by means of this prospectus to one or more underwriters for public offering and sale by them or may sell such securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of such securities will be named in the prospectus supplement relating to the securities. The Company will bear all costs, fees and expenses incurred in connection with the registration of the offering of securities under this prospectus.

        Underwriters may offer and sell securities offered by means of this prospectus at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell securities by means of this prospectus upon the terms and conditions as are set forth in the prospectus supplement relating to such securities. In connection with a sale of securities offered by means of this prospectus, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities offered by means of this prospectus to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

        Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of securities offered by means of this prospectus, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the offered securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit realized by them upon the resale of the offered securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

        If so indicated in a prospectus supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase securities of the series to which such prospectus supplement relates providing for payment and delivery on a future date specified in such prospectus supplement. There may be limitations on the minimum amount which may be purchased by any such institutional investor or on the portion of the aggregate principal amount of the particular offered securities which may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as may be approved by the Company. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except that (1) the purchase by an institution of the particular securities offered shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (2) if the particular securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of such securities or number of warrants less the principal amount or number thereof, as the case may be, covered by such arrangements. Underwriters will not have any responsibility in respect of the validity of such arrangements or the performance by the Company or such institutional investors thereunder.

        The Company may agree to sell securities to an underwriter for a delayed public offering and may further agree to adjustments before the public offering to the underwriters' purchase price for the securities based on changes in the market value of the securities. The prospectus supplement relating to any such public offering will contain information on the number of securities to be sold, the manner of sale or other distribution, and other material facts relating to the public offering.

 DESCRIPTION OF CAPITAL STOCK

        Our authorized capital consists of 250,000,000 shares of Common Stock, no par value per share and one share, no par value, of Series A Special Voting Preferred Stock. As of March 10, 2009, we had 80,409,480 shares of Common Stock and one share of Series A Special Voting Preferred Stock issued and outstanding.

        The following discussion summarizes the rights and privileges of our outstanding capital stock and certain securities that may be convertible into our capital stock, which is more fully described in our Amended and Restated Articles of Incorporation, as amended, which have been filed with the SEC on our Form 10-Q for the quarter ended March 31, 2007 and have been incorporated by reference into the registration statement of which this prospectus forms a part.

Common Stock

        The holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders, including the election of directors. Cumulative voting for directors is not permitted. Accordingly, the holders of a majority of the shares of Common Stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose. Subject to preferences that may be applicable to any then outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably those dividends, if any, as may be declared by the board of directors out of legally available funds. Upon our liquidation, dissolution or winding up, the holders of Common Stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities of our Company, subject to the prior rights of any Preferred Stock then outstanding. Holders of Common Stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking funds provisions applicable to the Common Stock. Our Articles of Incorporation and Bylaws do not include any provision that would delay, defer or prevent a change in control of our Company. However, pursuant to the laws of the State of Colorado, certain significant transactions would require the affirmative vote of a majority of the shares eligible to vote at a meeting of shareholders which requirement could result in delays to or greater cost associated with a change in control of the Company.

Series A Special Voting Preferred Stock

        The Series A Special Voting Share, or Special Voting Share, was created by us and issued in connection with the acquisition of the Acquired Companies to facilitate the issuance of the exchangeable shares as described under the section entitled "Exchangeable Shares" below. The Special Voting Share is held by a trustee under a voting and exchange trust agreement and will be outstanding so long as any of the exchangeable shares are outstanding.

        The Special Voting Share entitles the holder thereof to an aggregate number of votes equal to the number of exchangeable shares of Canadian Exchange Co. issued and outstanding from time to time and which are not owned by US Gold or any company, more than 50% of the outstanding stock of which is owned, directly or indirectly, by US Gold, by one or more of our other subsidiaries, or by US Gold and one or more of our other subsidiaries. As of December 31, 2008, the Special Voting Share was entitled to 16,822,196 votes, based upon 16,822,196 exchangeable shares of Canadian Exchange Co. outstanding on such date, which are not owned by US Gold. Except as otherwise provided herein or by law, the holder of the Special Voting Share and the holders of our Common Stock shall vote together as one class on all matters submitted to a vote of our shareholders. The holder of the Special Voting Share shall have no special voting rights, and its consent shall not be required, except to the extent it is entitled to vote with the holders of shares of our Common Stock for taking any corporate action.

        At such time as (a) the Special Voting Share entitles its holder to a number of votes equal to zero because there are no exchangeable shares issued and outstanding that are not owned by us or any subsidiary, and (b) there is no share of stock, debt, option or other agreement, obligation or commitment of Canadian Exchange Co. which could by its terms require Canadian Exchange Co. to issue any exchangeable shares to any person other than us, then the Special Voting Share shall thereupon be retired and cancelled promptly thereafter. Such Special Voting Share shall upon its cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued share of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the board of directors, subject to the conditions and restrictions on issuance set forth herein.

        If the Special Voting Share should be purchased or otherwise acquired by us in any manner whatsoever, then the Special Voting Share shall be retired and cancelled promptly after the acquisition thereof. Such share shall upon its cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued share of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the board of directors, subject to the conditions and restrictions on issuance set forth herein.

        The holder of the Special Voting Share shall not be entitled to receive any portion of any dividend or distribution at any time. The Special Voting Share is not redeemable.

        Upon any liquidation, dissolution or winding up of the Corporation, the holder of the Special Voting Share shall not be entitled to any portion of any related distribution.

Exchangeable Shares

        The exchangeable shares were issued by our subsidiary, Canadian Exchange Co., in connection with the acquisition of the Acquired Companies. As of December 31, 2008, there were approximately 16,882,196 exchangeable shares outstanding that were not held by US Gold or our subsidiaries. The exchangeable shares are exchangeable on a one-for-one basis at any time at the option of the holder of the exchangeable shares into shares of our Common Stock.

Retraction of Exchangeable Shares by Holders

        Subject to the retraction call right described below, holders of exchangeable shares will be entitled at any time to retract (i.e., to require Canadian Exchange Co. to redeem) any or all exchangeable shares held by them and to receive the retraction price per exchangeable share to be satisfied by issuance of one share of Common Stock of US Gold, plus the dividend amount, which for purposes of this prospectus we define as the full amount of all declared and unpaid dividends on the exchangeable shares and all dividends and distributions declared on a share of Common Stock of US Gold that have not yet been declared on the exchangeable shares. Holders of exchangeable shares may effect a retraction by presenting to Canadian Exchange Co. or its transfer agent the certificate(s) representing the exchangeable shares the holder desires to have Canadian Exchange Co. redeem, together with such other documents and instruments as may be required under the Business Corporation Act (Alberta), the articles of Canadian Exchange Co. or by its transfer agent, and a duly executed retraction request specifying that the holder desires to have the number of retracted shares specified therein redeemed by Canadian Exchange Co.

        A holder of retracted shares may withdraw its retraction request, by written notice to Canadian Exchange Co. before the close of business on the business day immediately preceding the retraction date, in which case the retraction request will be null and void and the revocable offer will be deemed to have been revoked.

        If, as a result of solvency provisions of applicable law, Canadian Exchange Co. is not permitted to redeem all exchangeable shares tendered by a retracting holder, Canadian Exchange Co. will redeem up to the maximum permissible number of exchangeable shares tendered by the holder. We will be required to purchase any exchangeable shares not redeemed by Canadian Exchange Co. in exchange for shares of our Common Stock on the retraction date under the optional exchange right described below.

Distribution on Liquidation of Canadian Exchange Co.

        In the event of the liquidation, dissolution or winding up of Canadian Exchange Co. or any other distribution of its assets among its shareholders for the purpose of winding up its affairs, holders of exchangeable shares shall be entitled, subject to applicable law, to receive from the assets of Canadian Exchange Co. a liquidation payment that will be satisfied by the issuance of one share of our Common Stock plus the dividend amount, if any for each exchangeable share. This liquidation amount will be paid to the holders of exchangeable shares before any distribution of assets of Canadian Exchange Co. is made to the holders of the common shares or any other shares of Canadian Exchange Co. ranking junior to the exchangeable shares, and is subject to the exercise by us of our liquidation call right described in the section entitled "—Liquidation Call Right" below.

Automatic Exchange Upon Liquidation of US Gold

        In the event of our liquidation, all of the then outstanding exchangeable shares will be automatically exchanged for shares of our Common Stock. To effect an automatic exchange, we will purchase all of the exchangeable shares from the holders on the fifth business day prior to the effective date of a liquidation. The purchase price payable for each exchangeable share purchased in a liquidation of US Gold will be satisfied by the issuance of one share of our Common Stock plus the dividend amount, if any.

Redemption of Exchangeable Shares by Canadian Exchange Co.

        The redemption date for the exchangeable shares will be the earlier of: (a) March 28, 2014; and (b) any date established by the board of directors of Canadian Exchange Co. for the redemption of exchangeable shares at such time as there are fewer than 4,296,883 exchangeable shares outstanding. The redemption price per share will equal the current market price of a share of our Common Stock, which shall be satisfied by delivering to the holder one share of our Common Stock plus the dividend amount, if any.

Retraction Call Right

        Under the Articles of Incorporation of Canadian Exchange Co., we have an overriding retraction call right to acquire all but not less than all of the exchangeable shares that a holder of exchangeable shares requests Canadian Exchange Co. to redeem. The purchase price will be satisfied by delivering to the holder one share of our Common Stock plus the dividend amount, if any.

Liquidation Call Right

        Under the Articles of Incorporation of Canadian Exchange Co., we have an overriding liquidation call right, in the event of and notwithstanding a proposed liquidation, dissolution or winding up of Canadian Exchange Co., to acquire all but not less than all of the exchangeable shares then outstanding. The purchase price will be satisfied by delivering to the holder one share of our Common Stock plus the dividend amount, if any. Upon the exercise by us of the liquidation call right, the holders will be obligated to transfer their exchangeable shares to us. The acquisition by us of all of the outstanding exchangeable shares upon the exercise of the liquidation call right will occur on the effective date of the voluntary or involuntary liquidation, dissolution or winding up of Canadian Exchange Co.

Redemption Call Right

        We have an overriding redemption call right, notwithstanding the proposed automatic redemption of the exchangeable shares by Canadian Exchange Co. in the share provisions, to acquire all but not less than all of the exchangeable shares then outstanding. The purchase price will be satisfied by delivering to the holder one share of our Common Stock plus the dividend amount, if any. Upon the exercise by us of the redemption call right, the holders will be obligated to transfer their exchangeable shares to us.

        If we exercise one or more of our call rights, shares of our Common Stock will be directly issued to holders of exchangeable shares and we will become the holder of the exchangeable shares. We will not be entitled to exercise any voting rights attached to the exchangeable shares that are acquired from the holders.

Voting Rights

        Under the Voting and Exchange Trust Agreement we have entered into with Computershare Trust Company, holders of exchangeable shares will be entitled to receive notice of and attend any meeting of our shareholders and to vote at any meetings.

Dividends

        Holders of exchangeable shares will be entitled to receive dividends equivalent to the dividends, if any, paid from time to time by us on shares of our Common Stock. The declaration date, record date and payment date for dividends on the exchangeable shares will be the same as that for any corresponding dividends on shares of our Common Stock.

Amendment and Approval

        Any approval required to be given by the holders of the exchangeable shares to add to, change or remove any right, privilege, restriction or condition attaching to the exchangeable shares or any other matter requiring the approval or consent of the holders of the exchangeable shares in accordance with applicable law shall be deemed to have been sufficiently given if it has been given in accordance with applicable law, subject to a minimum requirement that such approval be evidenced by a resolution passed by not less than "66 2/3%" of the votes cast on such resolution at a meeting of holders of exchangeable shares duly called and held, excluding exchangeable shares beneficially owned by us or any of our subsidiaries.

Existing Warrants

        We have previously issued warrants to purchase our Common Stock, which we refer to in this prospectus as the existing warrants, under a Warrant Indenture dated February 22, 2006. As of March 10, 2009, warrants to purchase an aggregate of 8,851,000 shares of our Common Stock are outstanding under this Warrant Indenture. Each existing warrant that was issued under the Warrant Indenture is exercisable until February 22, 2011 for one share of our Common Stock at an exercise price of $10.00 per share. A holder of existing warrants will not be deemed a shareholder of our underlying Common Stock until the existing warrants are exercised and as such will not have any voting rights or other such rights until the existing warrants are exercised and the underlying Common Stock has been issued.

        Holders of existing warrants may exercise their existing warrants only if the Common Stock underlying their existing warrants are covered by an effective registration statement or an exemption from registration is available under the Securities Act; provided that the Common Stock issuable upon their exercise are qualified for sale under the securities laws of the state in which the holder of existing warrants resides. Such registration statement, File No. 333-136587, initially was declared effective by the SEC on August 28, 2006 and as of March 13, 2009, is effective.

        If an effective registration statement is not available at the time of exercise, a holder of existing warrants may exercise the existing warrants as follows:

  •
  A holder of existing warrants that is not a U.S. person (as defined in Regulation S of the Securities Act) may exercise the existing warrant if the holder is not in the United States; is not exercising the existing warrants for, or on behalf or benefit of, a U.S. person or person in the United States; does not execute or deliver the existing warrant exercise form in the United States; agrees not to engage in hedging transactions with regard to the Common Stock prior to the expiration of a six month distribution compliance period; acknowledges that the shares of Common Stock issuable upon exercise of the existing warrants are "restricted securities" as defined in Rule 144 of the Securities Act and acknowledges that the Company shall refuse to register any transfer of the Common Stock not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration under the Securities Act.

  •
  Other holders of existing warrants may exercise the existing warrants in transactions that do not require registration under the Securities Act or any applicable U.S. state laws and regulations upon furnishing to the Company an opinion of counsel of recognized standing in form and substance satisfactory to US Gold Corporation.

        Under no circumstances will we be required to pay any holder of existing warrants the net cash exercise value of any existing warrant regardless of whether an effective registration statement or an exemption from registration is available or not.

        We cannot provide absolute assurances that state exemptions will be available to us or that we will have an effective registration statement in place at the time a holder of existing warrants intends to exercise their existing warrants.

        To exercise an existing warrant, a holder of such warrants must deliver to our warrant agent the certificate representing the existing warrant on or before the existing warrant expiration date with the form on the reverse side of the existing warrant certificate fully executed and completed as instructed on the certificate, accompanied by payment of the full exercise price for the number of existing warrants being executed. We will not issue any fractional shares of Common Stock upon exercise of the existing warrants.

        The exercise price of the existing warrants and the number of shares of Common Stock issuable upon exercise of the existing warrants are subject to adjustment in accordance with the terms of the Warrant Indenture relating to such existing warrants, in the event that we:

  •
  fix a record date for issuance of certain dividends or distributions;

  •
  subdivide or split our Common Stock into a greater number of shares; or

  •
  consolidate, reduce or combine the outstanding amount of Common Stock into a lesser number of shares.

        Pursuant to the terms of the Warrant Indenture relating to such existing warrants, we have agreed that if any rights, options or warrants to purchase our Common Stock or securities exchangeable for or convertible into our Common Stock are issued at less than 95 percent of the "Current Market Price"

(as defined in the Warrant Indenture), the exercise price of the existing warrants shall be subject to adjustment.

        The Warrant Indenture also provides for adjustment in the class and/or number of shares or other consideration issuable upon exercise of the existing warrants and/or exercise price per security in the event of the following additional events:

  •
  reclassification, redesignation or any other capital reorganization of our Common Stock;

  •
  consolidation, arrangements, mergers or amalgamation of the Company with or into another entity that would result in a change or reclassification or redesignation of the Common Stock; or

  •
  sale or transfer of the undertaking or assets of the Company as an entirety or substantially as an entirety to another company or entity.

        In any of these events, the exercise price of the existing warrants, and the number of shares of Common Stock issuable upon exercise, shall be adjusted so as to preserve as nearly as possible the rights represented by the existing warrants as they presently exist.

        As described in the Warrant Indenture, no adjustment in the exercise price or the number of shares of Common Stock purchasable upon the exercise of the existing warrants will be required to be made unless the cumulative effect of such adjustment or adjustments would change the exercise price by at least 1% or of at least one one-hundredth of a share of Common Stock. Holders of existing warrants do not have any voting or pre-emptive rights or any other rights which a holder of Common Stock has, and a holder of existing warrants will not be deemed a shareholder of our underlying Common Stock until the existing warrant is exercised. The rights of the holders of existing warrants are subject to modification by "extraordinary resolution," which is defined in the Warrant Indenture relating to such existing warrants as a resolution passed at a meeting at which there are present holders of existing warrants owning in the aggregate not less than 50% of the existing warrants outstanding and passed by the affirmative votes of holder of not see less than 66 2/3% of the total number of existing warrants represented at and voted at such meeting or by holders of not less than 66 2/3% of the existing warrants represented at an adjourned meeting and voted at the meeting.

Transfer Agents

        Computershare Shareholder Services, Inc. is the transfer agent for our Common Stock. The principal office of Computershare is located at 350 Indiana Street, Suite 800, Golden, CO, 80401 and its telephone number is (303) 262-0600.

        Equity Transfer & Trust Company is the warrant agent for our existing warrants. Its principal office is located at 200 W. University Ave., Suite 400, Toronto, Ontario M5H 4H1 and its telephone number is (416) 361-0930.

WHERE TO FIND ADDITIONAL INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials we have filed with the SEC at the SEC's public reference room at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our SEC filings also are available to the public on the SEC's Internet site at www.sec.gov. In addition, we maintain an Internet website that contains information about us, including our SEC filings, at www.usgold.com. The information contained on our website does not constitute a part of this prospectus.

 INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" in this prospectus certain information we file with the SEC, which means that we may disclose important information in this prospectus by referring you to the document that contains the information. The information incorporated by reference is considered to be a part of this prospectus, and the information we file later with the SEC will automatically update and supersede the information filed earlier. We incorporate by reference the documents listed below and any filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of the registration statement that contains this prospectus and until the offering of the securities covered by this prospectus is completed; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the SEC:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2008; and

  •
  Our Form 8-A filed with the SEC on December 7, 2006.

        You may obtain copies of any of these filings by contacting us at the address and telephone number indicated below or by contacting the SEC as described above. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost, by writing or telephoning to:

US Gold Corporation
99 George St. 3rd Floor
Toronto, ON
Canada M5A 2NA
Attn: Investor Relations
(866)-441-0690

        Readers should rely only on the information provided or incorporated by reference in this prospectus or in any applicable supplement to this prospectus. Readers should not assume that the information in this prospectus, any post-effective amendment and any applicable supplement is accurate as of any date other than the date on the front cover of the document.

EXPERTS

        Our financial statements as of December 31, 2008 and for the three years then ended incorporated by reference in this prospectus have been included in reliance on (i) the report of KPMG LLP, Toronto, Canada with respect to financial statements as of December 31, 2008, and for the year ended December 31, 2008, (ii) KPMG LLP, Denver, Colorado with respect to financial statements as of December 31, 2007, and for the year ended December 31, 2007, and (iii) Stark Winter Schenkein & Co., LLP with respect to financial statements for the year ended December 31, 2006, our independent registered public accounting firms for such years. These financial statements have been incorporated by reference herein, and have been included upon the authority of said firms as experts in accounting and auditing.

        The technical information relating to our Tonkin property and Gold Pick-Gold Ridge Project, including the estimate of mineralized material in place therein, have been incorporated into this prospectus in reliance on the reports of Ore Reserves Engineering Inc., and Telesto Nevada Inc., respectively, each experts in mining and metallurgical matters.

LEGAL MATTERS

        In connection with particular offerings of securities in the future, the legal validity of the securities will be passed upon for us by Hogan & Hartson L.L.P., Fraser Milner Casgrain LLP, and any underwriters, dealers or agents, and counsel named in the applicable prospectus supplement.

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

GMP Securities L.P.	Dahlman Rose & Company